Exhibit 10.1

EXECUTION COPY

OPERATING AGREEMENT

OF PIONEER TRANSMISSION, LLC

AN INDIANA LIMITED LIABILITY COMPANY

THE MEMBERSHIP INTERESTS REPRESENTED BY THIS OPERATING AGREEMENT HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE INDIANA SECURITIES ACT OR OTHER SIMILAR STATE STATUTES IN RELIANCE UPON EXEMPTIONS FROM REGISTRATION AS PROVIDED IN THOSE STATUTES. THE SALE OR OTHER DISPOSITION OF THE MEMBERSHIP INTERESTS IS RESTRICTED, AS SET FORTH IN THIS OPERATING AGREEMENT, AND IN ANY EVENT IS PROHIBITED UNLESS THE BOARD OF MANAGERS RECEIVE AN OPINION OF COUNSEL SATISFACTORY TO THE BOARD OF MANAGERS AND ITS COUNSEL THAT SUCH SALE OR OTHER DISPOSITION CAN BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND UNDER APPLICABLE STATE STATUTES. EACH MEMBER REPRESENTS THAT IT WILL NOT SELL OR OTHERWISE DISPOSE OF ITS MEMBERSHIP INTEREST WITHOUT REGISTRATION OR OTHER COMPLIANCE WITH THE AFORESAID STATUTES AND THE RULES AND REGULATIONS THEREUNDER AND THE TERMS AND PROVISIONS OF THIS AGREEMENT.

OPERATING AGREEMENT

OF PIONEER TRANSMISSION, LLC

1.	DEFINITIONS		1
2.	ORGANIZATION		9
	2.1	Formation	9
	2.2	Name	10
	2.3	Principal Place of Business	10
	2.4	Registered Office; Registered Agent	10
	2.5	Term	10
	2.6	Purposes	10
	2.7	Powers	10
	2.8	Qualification in Other Jurisdictions	10
	2.9	Independent Activities; Disclaimer of Duties; Release	11
	2.10	Statutory Requirements	13
	2.11	Members; Interest	13
3.	CAPITAL		13
	3.1	Maintenance of Capital Accounts	13
	3.2	Liability of Members	14
	3.3	Negative Capital Accounts	14
	3.4	Other Matters	14
	3.5	Development Budget Capital Contributions	15
	3.6	Additional Capital Contributions	15
	3.7	Failure to make Capital Contributions	15
4.	ALLOCATION OF INCOME, GAINS, AND LOSSES		16
5.	TAX ELECTIONS		16
6.	COMPANY PROPERTY; INTELLECTUAL PROPERTY RIGHTS		16
	6.1	Company Property	16
	6.2	Intellectual Property Rights	16
7.	DISTRIBUTIONS AND ALLOCATIONS		16
	7.1	In General	16
	7.2	Distributions on Termination of the Company	16
	7.3	Incorrect Payments	16
	7.4	Distributions in Kind	17
	7.5	Amounts Withheld	17
	7.6	Regulatory Allocations	17
	7.7	Curative Allocations	18
	7.8	Special Allocation of Gain or Loss on Contributed Property	19
	7.9	Change or Transfer of Interests in Profits and Capital	19
	7.10	Deemed Income or Gain	19
	7.11	Recapture Items	19
8.	ACCOUNTING AND TAX MATTERS		19
	8.1	Fiscal Year	20
	8.2	Method of Accounting	20
	8.3	Adjusted Basis of Company Assets	20

	8.4	Tax Returns	20
	8.5	Tax Matters	20
9.	BOARD OF MANAGERS		20
	9.1	Board of Managers	20
	9.2	Composition	21
	9.3	Term of Managers	21
	9.4	Resignation; Removal; Vacancies	21
	9.5	Meetings	21
	9.6	Power and Authority	22
	9.7	Certain Affiliate Agreements	23
	9.8	Limitation on Authority	24
	9.9	Budgets	24
10.	OFFICERS AND COMMITTEES		25
	10.1	Officers	25
	10.2	Committees	28
11.	MEMBERS, MEETINGS OF THE MEMBERS		28
	11.1	Meetings of Members	28
	11.2	Action Without Meetings	28
	11.3	Voting	28
	11.4	Meetings by Telephone or Other Technology	28
	11.5	Defaulting Member	28
	11.6	Cooperation of Members for Regulatory Proceedings	28
	11.7	Third Party Dealings With Members	29
12.	COMPLIANCE WITH CERTAIN LAWS		29
	12.1	Compliance with Certain Codes of Conduct	29
	12.2	Compliance with Antitrust Laws	29
	12.3	Regulatory Compliance	29
13.	INSURANCE		29
14.	COMPANY PROJECTS		29
	14.1	Initial Project	29
	14.2	Conditions Precedent	29
	14.3	Proposal of Projects by Members	30
	14.4	Member Rights	30
	14.5	Right of Members to Pursue the Initial Project	30
15.	MEMBERS’ INTERNAL COSTS		30
	15.1	Pre-Formation Internal Costs	30
	15.2	Post-Formation Internal Costs	30
	15.3	Cost Pass Through	31
16.	SERVICES AGREEMENTS, WAIVER OF CONFLICTS		31
17.	ADMISSION OF MEMBERS; TRANSFERS OF INTERESTS; WITHDRAWAL OF A MEMBER		31
	17.1	No New Members	31
	17.2	Transfers of Membership Interests by Members	31
	17.3	Withdrawal of a Member	34
	17.4	Transfer Compensation Amount	34
18.	DEFAULT, REMEDIES, DISSOLUTION AND TERMINATION		35

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	18.1	Events of Default	35
	18.2	Remedies	35
	18.3	Indemnification; Limitation of Liability	38
	18.4	Causes of Dissolution	40
	18.5	Winding Up	41
	18.6	Liquidation Proceeds	41
	18.7	Rights of Member	41
	18.8	Survival of Section	41
19.	REPRESENTATIONS AND WARRANTIES OF AEPTHC		41
	19.1	Organization and Good Standing of AEPTHC	41
	19.2	Enforceability; Authority; No Conflict; Third Party Approvals with Respect to AEPTHC	42
	19.3	Litigation	42
20.	REPRESENTATIONS AND WARRANTIES OF DUKE		42
	20.1	Organization and Good Standing of Duke	42
	20.2	Enforceability; Authority; No Conflict; Third Party Approvals with Respect to Duke	43
	20.3	Litigation	43
21.	DEADLOCKS		43
	21.1	Senior Executives	43
	21.2	Deadlock Arbitration	44
22.	CONFIDENTIALITY		45
	22.1	Definition of Confidential Information	45
	22.2	Confidentiality Obligation; Permitted Disclosures	46
	22.3	Exceptions	47
	22.4	Legally Required Disclosures	47
	22.5	Survival	47
23.	COMPANY RECORDS, REPORTS		47
	23.1	Company Records	47
	23.2	Written Form	48
	23.3	Registered Office	48
	23.4	Examination of Records	48
	23.5	Reports	48
24.	GENERAL PROVISIONS		48
	24.1	Applicable Law; Forum	48
	24.2	WAIVER OF RIGHT TO JURY TRIAL	49
	24.3	Binding Agreement	49
	24.4	Notices	49
	24.5	Terminology	50
	24.6	Entire Agreement	50
	24.7	Severability	50
	24.8	Other Instruments	50
	24.9	Waiver of Partition	50
	24.10	Amendments	51
	24.11	Waivers	51
	24.12	Counterparts	51
	24.13	No State-Law Partnership	51

Exhibits

Exhibit A	Members
Exhibit B	Initial Managers
Exhibit C	Initial Officers

Schedules

Schedule 9.9.1	Development Budget
Schedule 14.1	Initial Project
Schedule 14.2	Conditions Precedent

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OPERATING AGREEMENT

OF PIONEER TRANSMISSION, LLC

This Operating Agreement of Pioneer Transmission, LLC is executed to be effective as of August     , 2008 (the “Effective Date”) among the Persons listed on Exhibit A as the Members.

NOW, THEREFORE, in consideration of the premises and mutual promises contained in this Agreement (the mutuality, adequacy and sufficiency of which are hereby acknowledged), the parties agree as follows:

1.	DEFINITIONS.

Subject to additional definitions contained in subsequent Articles of this Agreement which are applicable to specific Articles or Sections hereof, capitalized terms used in this Agreement have the meanings set forth below:

1.1	“Act” means the Indiana Business Flexibility Act, and any successor statute, as amended from time to time.

1.2	“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant taxable year, after giving effect to the following adjustments: (i) credit to such Capital Account any amounts which such Member is obligated to restore or is deemed to be obligated to restore pursuant to the penultimate sentence of Reg. §1.704-2(g)(1) and (i)(5); and (ii) debit to such Capital Account the items described in Reg. §1.704-1(b)(2)(ii)(d)(4),(5) and (6) (generally including certain Capital Account adjustments for depletion allowances, certain future allocations of loss and deduction which are reasonably expected as of year end, and future distributions, in excess of offsetting Capital Account increases, which are reasonably expected as of year end). The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Reg. §1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

1.3	“AEPSC” means American Electric Power Service Corporation.

1.4	“AEPSC Services Agreement” means that certain Services Agreement between the Company and AEPSC of even date herewith.

1.5	“AEPTHC” means AEP Transmission Holding Company, LLC.

1.6	“Affiliate Arrangements” has the meaning set forth in Section 9.7.

1.7	“Agreement” means this Operating Agreement, as it may be amended, supplemented or otherwise modified from time to time.

1.8	“Annual Operating Budget” has the meaning set forth in Section 9.9.5.

1.9	“Applicable Law” means any statute, law, ordinance, executive order, rule, or regulation (including a regulation that has been formally promulgated in a rule making proceeding but, pending final adoption, is in proposed or temporary form having force of law); guideline, or notice having force of law; or approval, permit, license, franchise, judgment, order, decree, injunction, or writ of any Governmental Authority applicable to a specified Person or specified property, as in effect from time to time.

1.10	“Articles of Organization” means the Articles of Organization filed with the Secretary of State of the State of Indiana pursuant to Section 23-18-2-4 of the Act, as amended and restated from time to time.

1.11	“Available Cash” means the cash balance of the Company from time to time after the payment of, or provision for the payment of, all of the Company’s obligations then due and after the establishment of such reserves as the Board of Managers may determine for the Company Projects and all other debts, expenses, construction costs, capital improvements, replacements, and contingencies of the Company.

1.12	“Board of Managers” has the meaning set forth in Article 9.1.

1.13	“Book Value” means the Company’s total assets less total liabilities as determined in accordance with GAAP.

1.14	“Budgets” means, collectively, the Development Budget, the Initial Operating Budget, the Construction Budget and the Annual Operating Budget.

1.15	“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of Indiana are authorized or required by law to close.

1.16	“Buyer” has the meaning set forth in Section 18.2.5.

1.17	“Capital Account” means, with respect to any Member, the capital account maintained for such Member in accordance with the provisions of Section 3.1 of this Agreement.

1.18	“Capital Contributions” means, with respect to any Member, the amount of money and the Net Book Value of any non-cash property contributed to the Company with respect to the Interest held by such Member. The Net Book Value of any non-cash property contributed to the Company shall be reduced by the amount, as mutually agreed by the Members, of any liabilities assumed by the Company in relation to the non-cash property contributed regardless or whether or not such debt is secured by the non-cash property contributed.

1.19	“Code” means the Internal Revenue Code of 1986, as now in effect or as hereafter amended.

1.20	“Company” means the limited liability company formed under the Act pursuant to this Agreement, under the name Pioneer Transmission, LLC.

1.21	“Company Minimum Gain” means that amount determined by first computing the Company’s Non-Recourse Liability, any gain the Company would realize if it disposed of the Company property subject to such liability for no consideration other than full satisfaction of the liability, and by then aggregating the separately computed gains. For purposes of determining the amount of such gain, the additional rules set forth in Reg. §1.704-2(d) shall be followed.

1.22	“Company Project” means any project approved by the Board of Managers.

1.23	“Conditions Precedent” means, collectively, the conditions precedent listed in Schedule 14.2.

1.24	“Confidential Information” has the meaning set forth in Section 22.1.

1.25	“Construction Budget” has the meaning set forth in Section 9.9.4.

1.26	“Corporate Affiliate” of a specified Person means any other Person other than a natural person, directly or indirectly controlling, controlled by, or under common control with the Person specified. For purposes of this Agreement, the term “control” (including its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

1.27	“Credit Rating” means, with respect to any Person, each of the ratings given to such Person’s long-term unsecured debt obligations by Standard & Poor’s Ratings Group (a division of McGraw Hill, Inc.) or Moody’s Investors Services, Inc., as applicable, and any successors thereto.

1.28	“Creditworthy” means, with respect to any Person, a Credit Rating for senior unsecured debt of at least “BBB-” from Standard & Poor’s Ratings Group (a division of The McGraw Hill Companies, Inc.), provided that if such Credit Rating is “BBB-” such Person shall not be on “CreditWatch Negative”, or at least “Baa3” from Moody’s Investors Services, Inc., provided that if such Credit Rating is “Baa3” such Person shall not be on “Review for possible downgrade”. A Person that is not otherwise Creditworthy shall be deemed Creditworthy if its obligations under this Agreement are absolutely, irrevocably and unconditionally guaranteed pursuant to a guaranty agreement that is reasonably acceptable to the non-transferring Member by a Creditworthy Person that is either a direct or indirect parent entity of such Person or has otherwise received adequate and sufficient consideration for such guaranty.

1.29	“Damages” has the meaning set forth in Sections 18.3.1 and 18.3.3(b).

1.30	“Deadlock” means a dispute, including the inability to agree on a vote or other decision, that has continued for more than fifteen (15) days among the Members or Managers concerning the business or affairs of the Company; provided, however, that a Deadlock shall not include a dispute regarding an interpretation of any terms or conditions of this Agreement.

1.31	“Deadlock Arbitration” has the meaning set forth in Section 21.1.2.

1.32	“Deadlock Arbitration Parties” means the Members of the Company; provided, however, that a Defaulting Member may not be a Deadlock Arbitration Party.

1.33	“Deadlock Arbitrator” has the meaning set forth in Section 21.2.3.

1.34	“Deadlock Notice” has the meaning set forth in Section 21.1.1.

1.35	“Defaulting Member” means a Member with respect to which an Event of Default has occurred.

1.36	“Designating Member” means, with respect to any Manager, the Member that appointed or designated such Manager in accordance with Section 9.1 hereof.

1.37	“Development Budget” has the meaning set forth in Section 9.9.1.

1.38	“Drag-Along Notice” has the meaning set forth in Section 18.2.5.

1.39	“Duke” means Duke Energy Transmission Holding Company, LLC, a Delaware limited liability company.

1.40	“Duke Services Agreement” means that certain Services Agreement between the Company and Duke of even date herewith.

1.41	“Effective Date” has the meaning set forth in the opening paragraph hereof.

1.42	“Employed Officer” means an officer of the Company who is also an employee of a Member or any Corporate Affiliate of a Member.

1.43	“Encumbrance” means any lien, security interest, mortgage, pledge, hypothecation, assignment, easement, right-of-way, servitude, other encumbrance, equitable interest, charge, restrictive covenant, or other restriction or matter affecting title to the involved property.

1.44	“Event of Default” has the meaning set forth in Section 18.1.

1.45	“Failed Contribution” has the meaning set forth in Section 18.2.4(a).

1.46	“Fair Market Value” means the fair market value as determined in the reasonable discretion of the Board of Managers; provided that, at the request of two or more Managers (the “Request”), the Company shall engage an independent appraiser to determine such value, which determination shall be binding upon the Members absent manifest error. If the Board of Managers cannot agree on an independent appraiser within fourteen (14) days after the date of the Request, then the independent appraiser shall be selected by the American Arbitration Association.

1.47	“FERC” means the Federal Energy Regulatory Commission or any Governmental Authority succeeding to the powers of such entity.

1.48	“GAAP” means generally accepted accounting principles for U.S. companies in effect from time to time.

1.49	“General Exceptions to Enforceability” means limitations on or exceptions to the enforceability of an agreement or instrument by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other similar laws affecting creditors’ rights, or (ii) general principles of equity relating to the availability of equitable remedies (regardless of whether such agreement or instrument is sought to be enforced in a proceeding at law or in equity).

1.50	“Governing Documents” means, with respect to a particular Person, (i) if a corporation, the articles or certificate of incorporation, the bylaws and any stockholders agreement or voting agreement; (ii) if a general partnership, the partnership agreement and any statement of partnership; (iii) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (iv) if a limited liability company, the articles of organization and operating agreement or similar charter documents; (v) if another type of Person, any other charter or similar document promulgated, adopted, or filed in connection with the creation, formation, or organization of the Person; and (vi) any amendment or supplement to any of the foregoing.

1.51	“Governmental Authority” means any federal, state, foreign, tribal, local, or municipal governmental body; and any governmental, regulatory, or administrative agency, commission, body, agency, instrumentality, or other authority exercising or entitled to exercise any executive, judicial, legislative, administrative, regulatory, or taxing authority or power, including any court or other tribunal.

1.52	“Indemnified Party” has the meaning set forth in Section 18.3.3(c).

1.53	“Indemnifying Member” has the meaning set forth in Section 18.3.1.

1.54	“Indemnifying Party” has the meaning set forth in Section 18.3.3(c).

1.55	“Indemnitee” has the meaning set forth in Section 18.3.2.

1.56	“In-Service Date” means the date on which all of the initial facilities comprising the Initial Project are energized (other than merely for test purposes).

1.57	“Initial Operating Budget” has the meaning set forth in Section 9.9.3.

1.58	“Initial Project” has the meaning set forth in Section 14.1.

1.59	“Interest” means a membership interest in the Company held by a Person representing a percentage of the total membership interests in the Company, including any and all benefits to which the holder of such an Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement and Applicable Law.

1.60	“Interim Period” has the meaning set forth in Section 18.2.2(b).

1.61	“Internal Costs” means (i) direct labor determined on an hourly basis, (ii) reasonable allocations of overhead, determined on an hourly basis, (iii) out-of-pocket costs and expenses, including third-party costs, legal fees and travel expenses, that are reasonably incurred by the applicable Member, and (iv) costs resulting from any upgrades of computer systems and/or other technology reasonably required by the applicable Member to achieve compatibility with the systems and/or technology used in the operation of the Initial Project or any other Company Project (provided that, if such upgrades are used for more than achieving such compatibility, Internal Costs shall only include a reasonable allocation of such costs based on the extent to which such upgrades are required to achieve such compatibility as compared with other uses of such upgrades by such Member).

1.62	“Issues Statement” has the meaning set forth in Section 21.2.1.

1.63	“Liquidator” has the meaning set forth in Section 18.5.

1.64	“Manager” has the meaning set forth in Section 9.2.

1.65	“Member Loan Non-Recourse Deductions” shall have the meaning set forth in Reg. §1.704-2(i)(2). The amount of Member Loan Non-Recourse Deductions with respect to a Member Minimum Gain attributable to such Member Non-Recourse Debt during that taxable year, reduced (but not below zero) by proceeds of the liability distributed during the year to the Member bearing the economic risk of loss for the liability that are both attributable to the liability and allocable to an increase in the Member Non-Recourse Debt Minimum Gain.

1.66	“Member Minimum Gain” means an amount, with respect to each Member Non-Recourse Debt, equal to the Company Minimum Gain that would result if such Member Non-Recourse Debt were treated as a Non-Recourse Liability, determined in accordance with Reg. §1.704-2(i).

1.67	“Member Non-Recourse Debt” shall have the meaning set forth in Reg. §1.704-2(b)(4), being generally any non-recourse debt of the Company for which any Member (or related person within the meaning of Reg. §1.752-4(b)) bears the economic risk of loss.

1.68	“Member Non-Recourse Debt Minimum Gain” shall have the meaning set forth in Reg. §1.704-2(i)(3). The amount of Member Non-Recourse Debt Minimum Gain is determined by computing for each Member Non-Recourse Debt any gain the Member would realize if it disposed of the property subject to that liability for no consideration other than full satisfaction of the liability, and then aggregating the separately computed gains. For any taxable year, the net increase or decrease in Member Non-Recourse Debt Minimum Gain is determined by comparing the Member Non-Recourse Debt Minimum Gain on the last day of the immediately preceding taxable year with the Member Non-Recourse Debt Minimum Gain on the last day of the current taxable year.

1.69	“Member Obligation” means the obligation, if any, of a Member to the extent required by the terms of this Agreement: (a) to make Capital Contributions, (b) to compensate the Company for any Damages or (c) to pay any other amount due and owing to the Company pursuant to this Agreement.

1.70	“Members” means those Persons listed on Exhibit A attached hereto and made a part hereof and such other Persons as may become Members from time to time in accordance with this Agreement. No Person shall cease to be a Member of the Company solely as a result of one or more events described in clauses 3(B), 4, 5, 6, 7 or 8 of Section 23-18-6-5 of the Act.

1.71	“MISO” means Midwest Independent Transmission System Operators, Inc. or successors thereto.

1.72	“Net Book Value” means, with respect to a non-cash asset, the original cost of such asset, less accumulated depreciation as determined in accordance with GAAP.

1.73	“Net Income” means income as shown on line 1 of a Schedule K-1 of IRS Form 1065.

1.74	“Non-Party Member” shall have the meaning set forth in Section 9.7.

1.75	“Non-Recourse Deductions” shall have the meaning set forth in Reg. §1.704-2(b)(1). The amount of Non-Recourse Deductions for a Company’s taxable year equals the net increase in the amount of Company Minimum Gain during that taxable year determined under Reg. §1.704-2(d), reduced (but not below zero) by the aggregate distributions made during the taxable year of proceeds of a Non-Recourse Liability that are allocable to an increase in Company Minimum Gain determined pursuant to Reg. §1.704-2(h).

1.76	“Non-Recourse Liability” shall have the meaning set forth in Reg. §1.704-2(b)(3).

1.77	“Other Indemnified Persons” has the meaning set forth in Section 18.3.1.

1.78	“Ownership Interests” means stock, partnership interests, or other indicia of ownership.

1.79	“Permitted Activities” has the meaning set forth in Section 2.9.1(a).

1.80	“Person” means an individual, trust, estate, corporation, partnership, joint venture, limited liability company, business trust, unincorporated association, or a government or agency or political subdivision thereof.

1.81	“PJM” means PJM Interconnection, L.L.C. or successors thereto.

1.82	“PPI” means the Producer Price Index for Finished Goods published by the U.S. Bureau of Labor Statistics (or any successor index).

1.83	“PPI Adjustment” means, for a calendar year, the percent change (expressed as a decimal) in the PPI published in December of the previous year from the PPI published in December of the year immediately preceding such previous year.

1.84	“Post-Formation Internal Costs” has the meaning set forth in Section 15.2.

1.85	“Pre-Formation Internal Costs” has the meaning set forth in Section 15.1.

1.86	“Preliminary Construction Budget” has the meaning set forth in Section 9.9.2.

1.87	“Proceeding” means any action, arbitration proceeding, audit, hearing, investigation, inquiry, litigation, or suit (in each such case whether civil, criminal, administrative, judicial, or investigative and whether formal or informal, public, or private) commenced, brought, conducted, or heard by or before any Governmental Authority or arbitrator.

1.88	“Profits and Losses” means, for each fiscal year or other period, an amount equal to the Company’s taxable income or loss for such year or period, as determined in accordance with GAAP.

1.89	“Provider” means the service provider designated under the AEPSC Services Agreement or the Duke Services Agreement, as applicable.

1.90	“Purchase Remedy Notice” has the meaning set forth in Section 18.2.2(a).

1.91	“Qualified Development Expenses” means all expenses, including Internal Costs approved by the Board of Managers, reasonably incurred by a Member or its Corporate Affiliates in planning or evaluating any proposal for a new electric transmission project, excluding the Initial Project, up to the date on which such project becomes a Company Project, but only to the extent permitted pursuant to an order from FERC.

1.92	“Qualified Person” means with respect to any Deadlock Arbitration, an individual who: (a) at no time has been employed or retained (other than as a mediator or arbitrator) by, or affiliated with, any Member or any Corporate Affiliate of a Member; (b) has experience in the construction and operation of high voltage electric transmission facilities; and (c) is knowledgeable professionally regarding the matters that are the subject of such Deadlock Arbitration.

1.93	“Receiving Member” has the meaning set forth in Section 17.2.4.

1.94	“Regulations” or “Reg.” means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

1.95	“Regulatory Allocations” has the meaning set forth in Section 7.7.

1.96	“Regulatory Affiliate” means, with respect to matters subject to the jurisdiction of a Governmental Authority, an “affiliate” as defined by Applicable Law relevant to such Governmental Authority.

1.97	“Released Party” has the meaning set forth in Section 2.9.3.

1.98	“Releasing Member” has the meaning set forth in Section 2.9.3.

1.99	“Representatives” has the meaning set forth in Section 22.2.

1.100	“RTO” means a regional transmission organization approved by the FERC under the Federal Power Act and FERC’s orders and regulations issued thereunder.

1.101	“Sale” has the meaning set forth in Section 18.2.5.

1.102	“Settlement Proposal” has the meaning set forth in Section 21.2.1.

1.103	“Sharing Percentage” means the allocable share of an indicated item of profit, income, gain, loss, expense, deduction, or other allocable item of the Company expressed as a percentage and associated with an Interest as set forth opposite the name of each Member under the column “Sharing Percentage” on Exhibit A, as such percentage may be adjusted from time to time in accordance with this Agreement.

1.104	“Tax Items” means Profits and Losses of the Company.

1.105	“Tax Matters Partner” means the Member designated pursuant to Section 8.5.2.

1.106	“TEFRA Partnership” means an entity subject to the provisions of Code §6221.

1.107	“Third Party Approval” means any consent, approval, permit, license, franchise, or other authorization, or a variance or exemption therefrom or waiver thereof, from a Governmental Authority or other Person.

1.108	“Third Party Claim” has the meaning set forth in Section 18.3.3(c).

1.109	“Transfer” means any actual or proposed disposition of all or a portion of an Interest by any means, direct or indirect, absolute or conditional, voluntary or involuntary, including by sale, assignment, put, transfer, pledge, hypothecation, mortgage or other encumbrance, court order, operation of law, distribution, settlement, exchange, waiver, abandonment, gift, alienation or disposal.

1.110	“Transfer Compensation Amount” has the meaning set forth in Section 17.4.

1.111	“Ultimate Parent” means (a) with respect to AEPTHC, American Electric Power Company Inc. (or any successor thereto) and (b) with respect to Duke, Duke Energy Corporation (or any successor thereto) and Cinergy Corp. (or any successor thereto).

The definitions in this Agreement shall apply equally to both the singular and the plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

2.	ORGANIZATION.

2.1	Formation. The Company is governed by the Articles of Organization, by this Agreement, and by the Act.

2.2	Name. The name of the Company is Pioneer Transmission, LLC; provided, however, that (a) the Company’s business may be conducted under one or more assumed names deemed advisable by the Board of Managers, subject to any restrictions imposed by Applicable Law, and (b) the Board of Managers in its sole discretion may change the name of the Company at any time and from time to time.

2.3	Principal Place of Business. The principal place of business of the Company is at 526 S. Church Street, Charlotte, North Carolina 28202, or such other address as the Board of Managers, in its discretion, may determine.

2.4	Registered Office; Registered Agent. The registered agent of the Company is CT Corporation System, and the registered office of the Company within the State of Indiana is 251 East Ohio Street, Suite 1100, Indianapolis, Indiana 46204. The Board of Managers may change the registered office and/or the registered agent of the Company in accordance with the Act.

2.5	Term. The term of the Company commenced when the Articles of Organization were filed with the Indiana Secretary of State and shall continue until the Company is dissolved under Article 18 of this Agreement.

2.6	Purposes. The Company is organized for the purposes of:

2.6.1	acting as a regulated electric utility that is a transmission service provider within the State of Indiana;

2.6.2	designing, acquiring, constructing, owning and operating electric transmission facilities within the State of Indiana;

2.6.3	conducting any and all activities normally exercised by an owner and operator of property in relation or incidental to the business conducted or property held by the Company; and

2.6.4	conducting any other purpose or activity as the Members shall unanimously agree, provided such other purpose or activity is permissible under the laws of the State of Indiana.

2.7	Powers. Subject to all of the terms, covenants, conditions and limitations contained in this Agreement, the Company shall have the power and authority to do any and all acts and things necessary, appropriate, proper, advisable, desirable, incidental to or convenient for the furtherance and accomplishment of the purposes and activities described in Section 2.6 and for the protection and benefit of the Company.

2.8	Qualification in Other Jurisdictions. The Board of Managers shall take any and all actions reasonably necessary to perfect and maintain the status of the Company as a limited liability company under the laws of the State of Indiana. Before conducting business in any jurisdiction other than the State of Indiana, the Company shall file all forms and take all other actions required under Applicable Laws, including the tax laws, of that jurisdiction in order to conduct such business.

2.9	Independent Activities; Disclaimer of Duties; Release.

2.9.1	Independent Activities of the Board of Managers and Members.

(a)	To the maximum extent permitted by Applicable Law, any Member and any Member’s Corporate Affiliates may, notwithstanding this Agreement, engage in whatever activities it chooses, whether or not the same are competitive with those of the Company, without having or incurring any obligation to offer any interest in such activities to the Company or any other Member. Without limitation of the foregoing, each of AEPTHC and Duke and their respective Corporate Affiliates may, in its discretion, (i) undertake transmission projects alone or with any other Person or Persons without proposing that such projects be undertaken by the Company, (ii) engage in the same or similar activities or line of business as the Company or develop or market any services or activities that compete directly or indirectly with those of the Company, or (iii) beneficially own securities of or develop a business relationship with any Person engaged in the same or similar activities or line of business as, or otherwise in competition with, the Company (the activities, projects and relationships described in this Section 2.9.1(a) are collectively referred to as “Permitted Activities”).

(b)	Any Member and any of its Corporate Affiliates may independently pursue any project or other Permitted Activities which would otherwise be in the scope of this Agreement (other than the Initial Project, except to the extent permitted by Section 14.5) without offering such project or Permitted Activities to the Company. Any Member and any of its Corporate Affiliates may further independently pursue any project which is either considered by the Company or offered to the Company, but in either case, does not become a Company Project.

(c)	Without limiting this Section 2.9.1 in any way, neither the Company nor any Member or any Corporate Affiliates of any Member by virtue of this Agreement shall have any rights in or to any Permitted Activity or the income or profits derived therefrom of any other Member, regardless of whether or not such Permitted Activity was presented to or otherwise became known to that other Member as a direct or indirect result of its connection with the Company. No Member or any of its Corporate Affiliates shall have any obligation to present or offer any project or other Permitted Activity to the Company, even if the project or other Permitted Activity is one that the Company might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and no Member or any Corporate Affiliate thereof shall be liable to the Company or any other Member for breach of any fiduciary or other duty by reason of the fact that such Member or any Corporate Affiliate thereof pursues or acquires such business opportunity, directs such business opportunity to another Person or fails to present such business opportunity, or information regarding such business opportunity, to the Company.

(d)	Without limiting this Section 2.9.1 in any way, in the event that a Manager or an Employed Officer acquires knowledge of a Permitted Activity that may be a corporate opportunity for the Company or the Members, on the one hand, and the Designating Member of such Manager or employer of such Employed Officer, on the other hand, the Manager or Employed Officer shall have fully satisfied and fulfilled his or her fiduciary duty, if any, to the Company and the Members (other than the Designating Member of such Manager or employer of such Employed Officer) with respect to such corporate opportunity, and the Company and the Members (other than the Designating Member of such Manager or employer of such Employed Officer) hereby renounce their respective interest in such business opportunity and waive any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Company, the Members or any of their respective Corporate Affiliates, if the Manager or Employed Officer acts in a manner consistent with the following policy: a corporate opportunity presented to any Manager of the Company or an Employed Officer shall belong to the Designating Member of such Manager or employer of such Employed Officer, unless such opportunity was presented in writing to the Manager or Employed Officer expressly and solely in his or her capacity as a Manager or officer of the Company, in which event such corporate opportunity shall belong to the Company. If a corporate opportunity that belongs to the Company pursuant to the immediately preceding sentence is not approved as a Company Project, any Member and any of its Corporate Affiliates may independently pursue such corporate opportunity.

2.9.2	Disclaimer of Certain Duties. Each Member acknowledges its express intent, and agrees with each other Member for the mutual benefit of both the Members, that to the maximum extent permitted by Applicable Law:

(a)	no Member shall owe any duty of loyalty, under this Agreement, the Act or otherwise, to the Company, to the other Member or any Managers in connection with the exercise of its voting, consent or approval rights under this Agreement or the granting or withholding of any vote, consent or approval by any Manager appointed by such Member under this Agreement;

(b)	no Manager shall owe any duty of loyalty, under this Agreement, the Act or otherwise, to the Company, to any Member (other than the Designating Member of such Manager) or any other Manager in connection with the exercise of his or her voting, consent or approval rights under this Agreement; and

(c)	the provisions of this Section 2.9.2 shall apply for the benefit of each Member and Manager and no standard of care, duty or other legal restriction or theory of liability shall limit or modify the right of each Member or Manager to act, and, in the case of each Member, to direct the Managers appointed by such Member to vote in the manner determined by such Member in its sole discretion, other than those expressly set forth in this Agreement.

2.9.3	Release. To the maximum extent permitted by Applicable Law, each Member (the “Releasing Member”) hereby releases and forever discharges each other Member and the Managers appointed by the other Member (each, a “Released Party”) from all liabilities that any Released Party might owe, under the Act or otherwise, to the Company, the Releasing Member or the Managers appointed by the Releasing Member based on (a) any action or omission by such Released Party in its capacity as a member or manager of the Company (other than any fraud or willful misconduct of the Released Party) or (b) on the ground that any decision of any Released Party to grant or withhold any vote, consent or approval constituted a breach or violation of any standard of care or duty applicable to the Releasing Member or Managers appointed by the Releasing Member.

2.9.4	Covenant Not to Sue. Each Releasing Member hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim, or commencing, joining in, prosecuting, participating in, funding any part of, instituting or causing to be commenced, prosecuted, funded or instituted, any suit or other proceeding of any kind against any Released Party based upon any matter released or purported to be released by Section 2.9.3 above.

2.9.5	Fiduciary Duties. To the extent permitted by Applicable Law, the provisions of this Section 2.9 constitute an agreement to modify or eliminate fiduciary duties.

2.10	Statutory Requirements. The Company’s organizer has caused the Articles of Organization to be executed and filed with the Secretary of State of the State of Indiana. The Board of Managers may file Articles of amendment to the Articles of Organization or restated Articles of Organization and any other certificates of amendment as may be authorized by the Board of Managers (except any Articles of Dissolution, which shall require consent in accordance with this Agreement). Any amendments to this Agreement shall be subject to the provisions of Section 24.10.

2.11	Members; Interest. The name, mailing address and Sharing Percentage of each Member are set forth on Exhibit A hereto. Each Member’s Interest in the Company shall be equal to the Sharing Percentage designated to it in Exhibit A as the same may be changed from time to time as expressly mandated or permitted under this Agreement.

3.	CAPITAL.

3.1	Maintenance of Capital Accounts. A separate Capital Account shall be maintained on the books of the Company for each Member consistent with and to the extent required by the Act. The definition of Capital Account and certain other provisions of this Agreement are intended to comply with Reg. §1.704-1(b), and shall be interpreted and applied in a manner consistent with that Regulation.

3.2	Liability of Members. Each Member’s liability shall be limited as described in Section 23-18-3-3 of the Act.

3.3	Negative Capital Accounts.

3.3.1	Except as otherwise provided in this Agreement, no Member shall be obligated to restore a deficit in the Member’s Capital Account solely by reason of such negative Capital Account balance.

3.3.2	A transferee of an Interest transferred in accordance with Section 17.2 will succeed to the Capital Account relating to the Member transferring such Interest. However, if the transfer causes a termination of the Company under Section 708(b)(1)(B) of the Code, the Company shall not dissolve and wind up but shall be continued under the provisions of Reg. §1.708-1(b)(iv) and the Capital Accounts of the Members shall remain unchanged and shall continue to be maintained in accordance with the principles of this Section 3.3.2.

3.3.3	At such times as may be permitted or required by Regulations issued pursuant to Section 704 of the Code, the Capital Accounts shall be revalued and adjusted to reflect the then fair market value of Company property and the Capital Accounts shall be maintained to comply with Reg. §1.704-1(b)(2)(iv)(f). All allocations of gain resulting from such revaluation shall be made consistently with that Regulation, and to the extent not inconsistent therewith, the allocation provisions of Article 7 hereof.

3.4	Other Matters.

3.4.1	Except as otherwise provided in this Agreement, no Member shall demand or receive a return of its Capital Contributions or withdraw capital from the Company without the consent of all Members. Under circumstances requiring a return of any Capital Contributions, no Member shall have the right to receive property other than cash except as may be specifically provided herein.

3.4.2	No Member shall receive any interest on, or salary or drawing with respect to, its Capital Contributions or its Capital Account except as otherwise provided in this Agreement or under a separate written agreement approved in writing by all Members providing therefor.

3.4.3	Except as otherwise provided by this Agreement or by an assumption agreement, no Member shall be liable for the debts, liabilities, contracts or any other obligations of the Company in its capacity as a Member. Except as otherwise provided by this Agreement, by any other agreements among the Members, or by applicable state law, a Member shall be liable only to make Capital Contributions as required pursuant to Sections 3.5 and 3.6 and shall not be required to lend any funds to the Company.

3.4.4	Notwithstanding anything to the contrary in this Agreement, with respect to any Capital Contributions consisting in whole or in part of non-cash assets, the amount of the Capital Contributions attributable to such non-cash assets shall be equal to the Net Book Value of such non-cash assets at the time of the contribution reduced by the amount of any liabilities of such Member assumed by the Company in connection with the contribution or secured by any contributed property. The relevant Capital Account shall not be adjusted with respect to such value at any time after the time of the contribution.

3.5	Development Budget Capital Contributions. The Members shall, at such times as specified in the Development Budget or as otherwise modified by the Board of Managers, each make the Capital Contributions provided for in the Development Budget, and shall not be required to make any further Capital Contributions prior to the satisfaction of each of the Conditions Precedent unless otherwise approved by the Board of Managers. Without limiting the remedies of a non-Defaulting Member, payment of such Capital Contributions shall be one of the Conditions Precedent in Schedule 14.2; provided, however, that only a non-Defaulting Member may waive or exercise any rights under Section 14.2 for failure of such a Condition Precedent.

3.6	Additional Capital Contributions. Subsequent to the satisfaction of each of the Conditions Precedent, the Members shall be required to make additional Capital Contributions from time to time (i) as and when required by the Construction Budget, the Initial Operating Budget and/or the Annual Operating Budget approved or continued pursuant to Section 9.9.5 hereof or (ii) upon the approval of the Board of Managers (including, with respect to the Initial Project or any Company Project, as necessary in the judgment of the Board of Managers to timely comply with any requirements of the North American Electric Reliability Corporation or Applicable Law after the In-Service Date), with any such contributions to be made by each Member no later than ten (10) Business Days after the date specified in the applicable Budget or by the Board of Managers, as applicable, in an amount equal to the applicable capital or operating cash requirements set forth in the applicable Budget or as otherwise approved by the Board of Managers, multiplied by each such Member’s Sharing Percentage.

3.7	Failure to make Capital Contributions. If any Member fails or refuses to pay any Capital Contribution to the Company when due, the due date for such Member shall be extended for a period of ten (10) Business Days thereafter; provided, however, that a Member shall not be permitted to take advantage of this extension more than three (3) times per calendar year. After either (i) the end of the twenty (20) Business Day period (commencing from the applicable due date specified in the Development Budget, the Construction Budget, the Initial Operating Budget, the Annual Operating Budget, or any extension of such due date approved by the Board of Managers, as applicable) in which a Member has failed or refused to pay any Capital Contribution or (ii) the fourth time in any calendar year in which a Member has failed or refused to pay any Capital Contribution within the ten (10) Business Day period provided in Section 3.6, then any non-Defaulting Member may exercise the remedies set forth in Section 18.2 hereof.

4.	ALLOCATION OF INCOME, GAINS, AND LOSSES.

Except as otherwise provided in Article 7 and Section 18.2.2(a), Profits and Losses for any fiscal year shall be allocated among the Members in direct proportion to each Member’s Sharing Percentage in a manner consistent with, and to the extent required by, the Code.

5.	TAX ELECTIONS.

The Company shall elect to be treated as a TEFRA Partnership. No election shall be made by the Company or any Member for the Company to be excluded from the application of any provision of Subchapter K, Chapter 1 of Subtitle A of the Code or from any similar provisions of any state tax laws.

6.	COMPANY PROPERTY; INTELLECTUAL PROPERTY RIGHTS.

6.1	Company Property. Real or personal property owned or purchased by the Company shall be held and owned, and conveyance shall be made, in the name of the Company. Instruments and documents providing for the acquisition, mortgage, or disposition of the property of the Company or for the incurrence of debt shall be valid and binding upon the Company if they are executed by a duly authorized officer or agent of the Company.

6.2	Intellectual Property Rights. The right, if any, of the Company to use any trademark, service mark, trade-name, patent, copyright, trade secret or similar or other intellectual property belonging to a Member shall be controlled by the terms of one or more written license agreements in effect from time to time. The right, if any, of a Member to use any trademark, service mark, trade-name, patent, copyright, trade secret or similar or other intellectual property belonging to the Company shall also be controlled by the terms of one or more written license agreements in effect from time to time.

7.	DISTRIBUTIONS AND ALLOCATIONS.

7.1	In General. Except as otherwise specifically provided in this Agreement or as may be otherwise agreed to in writing by all Members and subject to Section 23-18-5-6 of the Act, Available Cash as of the end of each calendar quarter shall be distributed to the Members within thirty (30) days after the end of each such calendar quarter in accordance with the Members’ respective Sharing Percentages as of the end of each such calendar quarter.

7.2	Distributions on Termination of the Company. Distributions on termination of the Company shall be made in accordance with Section 18.

7.3

Incorrect Payments. To the extent any payment made to a Member is incorrectly paid, based on the Company’s financial statements, any Member who receives more than should have been paid to such Member shall promptly contribute to the Company the amount of any such incorrect payment, and any such repaid amounts shall be redistributed pursuant to this Agreement. If the Member fails to contribute such incorrect payment to the Company within thirty (30) days of receiving written notice of such incorrect payment (unless such failure is due to a good faith dispute as to whether there was, in fact, an incorrect payment made), such failure shall be considered a failure to make an additional Capital Contribution pursuant to this Agreement. Any dispute between the Members with respect to an incorrect payment shall be deemed a Deadlock and resolved in accordance with Section 21 hereof.

7.4	Distributions in Kind. If any assets of the Company are to be distributed in kind, such assets shall be distributed, unless otherwise agreed by all Members, to the Members entitled thereto as tenants-in-common in the same proportions as such Members would have been entitled to receive cash distributions.

7.5	Amounts Withheld. All amounts withheld pursuant to the Code or any provision of any state or local tax law with respect to any payment or distribution to any Member shall be treated as amounts distributed to that Member pursuant to this Article 7 for all purposes under this Agreement. The Board of Managers may allocate any such amounts among the Members in any manner that is in accordance with Applicable Law.

7.6	Regulatory Allocations. The following special allocations shall be made for each Company taxable year in the following order:

7.6.1	Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain (other than Company Minimum Gain attributable to Member Non-Recourse Debt or net decreases in Company Minimum Gain attributable to transactions subject to the exceptions contained in Reg. §1.704-2(f)(2)-(5)) during any Company taxable year, each Member shall be specially allocated items of Company income and gain for such year equal to such Member’s share of the net decrease in Company Minimum Gain during that year. Each Member’s share of the net decrease in Company Minimum Gain shall be determined in accordance with Reg. §1.704-2(g)(2). This Section 7.6.1 is intended to comply with the minimum gain chargeback requirement in Reg. §1.704-2(f) and shall be interpreted consistently therewith.

7.6.2	Member Non-Recourse Debt Minimum Gain Chargeback. If there is a net decrease in Member Minimum Gain attributable to a Member Non-Recourse Debt during any Company taxable year, each Member with a share of such Member Minimum Gain attributable to a Member Non-Recourse Debt determined in accordance with Reg. §1.704-2(i)(5), shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) equal to such Member’s share of the net decrease in Member Minimum Gain during such year. Each Member’s share of the net decrease in Member Minimum Gain attributable to a Member Non-Recourse Debt shall be determined in a manner consistent with Reg. §1.704-2(g)(2). This Section 7.6.2 is intended to comply with the minimum gain chargeback requirement in Reg. §1.704-2(i)(4) pertaining to Member Non-Recourse Debt and shall be interpreted consistently therewith.

7.6.3	Gross Income Allocation. In the event any Member has a Capital Account deficit at the end of any Company taxable year which is in excess of the sum of (i) the amount such Member is obligated to restore, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentence of Reg. §1.704-2(g)(1), each Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 7.6.3 shall be made only if and to the extent that any such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article 7 have been tentatively made as if this Section 7.6.3 and Section 7.6.4 were not in this Agreement.

7.6.4	Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Reg. §1.704-1(b)(2)(ii)(d)(4),(5) or (6), items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 7.6.4 shall be made only if and to the extent that any such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article 7 have been tentatively made as if Section 7.6.3 and this Section 7.6.4 were not in this Agreement.

7.6.5	Non-Recourse Deductions. Non-Recourse Deductions for any taxable year or other periods shall be allocated among the Members in proportion to their respective Capital Contributions.

7.6.6	Member Loan Non-Recourse Deductions. Any Member Loan Non-Recourse Deductions for any fiscal year or other period shall be allocated to the Members who bear the risk of loss with respect to the loan to which such Member Loan Non-Recourse Deductions are attributable in accordance with Reg. §1.704-2(i).

7.6.7	Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company property pursuant to Section 734(b) or Section 743(b) of the Code is required, pursuant to Reg. §1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Member(s) in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.

7.7

Curative Allocations. The allocations set forth in Section 7.6 hereof (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other Tax Items pursuant to this Article 7. Therefore, notwithstanding any other provision of this

Article 7 (other than the Regulatory Allocations), the Board of Managers shall make such offsetting special allocations of Tax Items in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all Tax Items were allocated pursuant to Section 7.6. In exercising its discretion under this Section 7.7, the Board of Managers shall take into account future Regulatory Allocations under Sections 7.6.1 and 7.6.2 that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 7.6.5 and 7.6.6.

7.8	Special Allocation of Gain or Loss on Contributed Property. Under Regulations prescribed by the Secretary of the Treasury pursuant to Section 7.04(c) of the Code, Tax Items with respect to property contributed to the Company by a Member shall be shared among Members so as to take account of the variation between the basis of the property to the Company and its fair market value at the time of contribution. The Board of Managers shall make such elections, adopt such conventions, and allocate Tax Items as it deems appropriate to comply with Section 7.04(c) of the Code and any Regulations promulgated thereunder and to preserve, to the extent possible, uniformity of the Members’ interests in the profits and capital of the Company. Any Tax Items allocated under this Section 7.8 shall not be debited or credited to Capital Accounts to the extent that item is already taken into account (upon formation or otherwise) in determining a Member’s Capital Account.

7.9	Change or Transfer of Interests in Profits and Capital. Upon the Transfer of an Interest in the profits and capital of the Company in accordance with Section 17.2.1, Tax Items attributable to the Transferred Interest shall, for federal income tax purposes, be allocated between the transferor and the transferee of such Interest based on the number of months that each such Person was the owner of the Interest, in a manner determined by the Board of Managers to be consistent with the requirements of Section 706 of the Code and Regulations or rulings promulgated thereunder.

7.10	Deemed Income or Gain. If, and to the extent that, any Member is deemed to recognize income or gain as a result of any transaction between the Member and the Company pursuant to Sections 482, 483, 1272-1274, or 7872 of the Code, or any similar provision now or hereafter in effect, any corresponding resulting loss or deduction of the Company shall be allocated to the Member who was allocated such income or gain.

7.11	Recapture Items. Any portion of any income or gain attributable to the sale or other disposition of any depreciable Company property required to be recaptured as ordinary income shall, to the maximum extent possible in accordance with Section 704 of the Code and the Regulations thereunder, be allocated among the Members for tax purposes in the same ratio as the deductions giving rise to such recapture were allocated. Any recapture of tax credit shall be allocated among the Members in accordance with Reg. §1.704-1(b)(4)(ii).

8.	ACCOUNTING AND TAX MATTERS.

8.1	Fiscal Year. The fiscal year of the Company shall be the calendar year ending on December 31.

8.2	Method of Accounting. The books of the Company, for tax and financial reporting purposes, shall each be kept using the accrual method of accounting in accordance with GAAP.

8.3	Adjusted Basis of Company Assets. Each Member will provide the Company with the information requested by the Company for the Company to be able to determine the Company’s adjusted basis in the Company’s assets.

8.4	Tax Returns. The Company shall cause Company tax returns to be prepared and filed with appropriate authorities on a timely basis. It is the intent of the Members that the Company be taxed as a partnership, based on provisions of the current Code and Regulations.

8.5	Tax Matters.

8.5.1	Statute of Limitations. The Board of Managers shall have authority to extend the statute of limitations for assessment of tax deficiencies against the Company with respect to adjustments to the Company’s federal, state, or local tax returns; represent the Company in proceedings with taxing authorities or courts of competent jurisdiction in tax matters affecting the Company; and execute any agreements or other documents relating to or affecting such tax matters, including agreements or other documents that bind the Company with respect to such tax matters or otherwise affect the rights of the Company.

8.5.2	Tax Controversies. The Tax Matters Partner shall initially be Duke. The Tax Matters Partner shall, as specifically authorized by unanimous approval of the Board of Managers, represent the Company, at the Company’s expense, in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings. Each Member agrees to cooperate with the Tax Matters Partner, and to do or refrain from doing any or all things reasonably required by the Tax Matters Partner to conduct such proceedings.

9.	BOARD OF MANAGERS.

9.1	Board of Managers. The business and affairs of the Company shall be managed under the direction and control of the board of managers (the “Board of Managers”). Subject to all of the terms, covenants, conditions and limitations contained in this Agreement and any other agreement entered into by the Company and subject to the limitations imposed by Applicable Law, including the Act, the Board of Managers shall have the power, on behalf of the Company, to do or to direct to be done all things necessary or convenient to carry out the business and affairs of the Company. The Board of Managers shall act as the “manager” of the Company under the Act, subject to the provisions of this Article 9.

9.2	Composition. The Board of Managers shall consist of four (4) individuals (each a “Manager”). Each of AEPTHC and Duke, and their respective permitted transferees pursuant to Article 17, shall have the right to appoint two (2) Managers. The initial Managers shall consist of the four individuals set forth on Exhibit B. Each such person shall be deemed duly appointed to the Board of Managers as of the date of this Agreement.

9.3	Term of Managers. Each Manager shall serve until the earlier of such Manager’s resignation or such Manager’s removal by the Designating Member of such Manager in accordance with Section 9.4.

9.4	Resignation; Removal; Vacancies. A Manager may resign as such by delivering written notice to that effect to the Members at least thirty (30) days prior to the effective date of such resignation. A Manager may be removed at any time and for any reason by the Designating Member of such Manager. In the event a vacancy on the Board of Managers occurs as a result of the death, disability, resignation or removal of a Manager or otherwise, such vacancy shall be filled by the Designating Member of such Manager. The Designating Member shall provide written notice to the other Member at any time that a Manager of such Designating Member is removed or replaced.

9.5	Meetings.

9.5.1	Meetings. Regular meetings of the Board of Managers shall be held on a quarterly basis or more frequently as determined by the Board of Managers, on such dates and at such times as may be determined by the Board of Managers. Special meetings of the Board of Managers may be called at any time by any Manager. All meetings of the Board of Managers shall be held at the principal place of business of the Company or at such other place within or without the State of Indiana as shall be specified in the notice of such meeting. The Board of Managers or its designee shall record minutes of each meeting and, prior to the next regularly scheduled meeting, provide to each Manager a copy of such minutes.

9.5.2	Notice of Meetings. Unless waived, written notice of the place and time of any regular or special meeting of the Board of Managers shall be delivered to each Manager not less than ten (10) days before the date of the meeting. A Manager may waive notice of a Board of Managers meeting by delivering a written waiver to the Board of Managers. A Manager’s attendance at or participation in a meeting waives any required notice of such meeting, unless at the beginning of such meeting or promptly upon his or her arrival, such Manager objects to holding the meeting or transacting business at the meeting, and does not thereafter vote for or assent to action taken at the meeting. Unless otherwise required by law or by this Agreement, a notice need not specify the business to be transacted at, or the purpose of, any meeting of the Board of Managers; provided, however, if such notice does specify the business to be transacted at, or the purpose of, a meeting of the Board of Managers, such notice shall not limit the actions the Board of Managers may take at such meeting.

9.5.3	Action by the Board of Managers. Except as otherwise provided in this Agreement or the Act, all of the Managers shall constitute a quorum for the transaction of business and the affirmative vote of all of the Managers shall be the act of the Board of Managers.

9.5.4	Action by Written Consent. Any action may be taken without a meeting and without a vote if a consent in writing, setting forth the action so taken, shall be signed by all of the Managers. Any action taken by the written consent of the Managers shall have the same force and effect as if taken by the Managers at a meeting.

9.5.5	Telephonic Meetings. Managers may participate in any meeting of the Board of Managers by means of a conference telephone or similar communication equipment by which all Managers participating in the meeting can hear each other at the same time. Such participation shall constitute presence in person at the meeting.

9.5.6	Defaulting Member. Notwithstanding anything to the contrary in this Section 9.5, if one of the Members is a Defaulting Member, the business of the Board of Managers, including the scheduling of meetings, shall be conducted or determined solely by the Managers of the non-Defaulting Member and the presence of or participation by the Managers of the Defaulting Member shall not be required.

9.5.7	Delegation. Any Manager, at any time, may designate or otherwise appoint a Person (whether or not a Member or Manager or an affiliate of a Member or Manager) as a proxy, with full power of substitution for and in the name of such Manager, to vote and otherwise act on his or her behalf at any meeting of the Board of Managers in the event that he or she is unable to attend for any reason, with all powers the unavailable Manager would possess if personally present. Such Manager shall provide prior written notice to the Chairman of the Board of Managers (or, in the event that such unavailable Member or Manager is the Chairman or there is no Chairman, then to the Secretary) not less than one (1) Business Day prior to the date of the meeting which he or she will be unable to attend.

9.6	Power and Authority. Except as provided in Sections 9.6.5, 9.7, 9.8, or 18.2:

9.6.1

the Board of Managers, acting as a group or through the officers of the Company, has sole authority to manage the Company and is authorized to make any contracts, enter into any transactions, make and obtain any commitments and take any and all actions on behalf of the Company to conduct or further the Company’s business. Any action taken by the Managers or officers of the Company on behalf of the Company in accordance with the provisions of this Agreement shall constitute the act of and shall serve to bind the Company. Except as otherwise specifically provided in this Agreement or by written agreement or written resolution of the Board of Managers, (i) no Manager or group of Managers will have any actual, implied or apparent authority to enter into contracts on behalf of, or to otherwise bind, the Company, nor take any action or incur any obligation, liability, debt, cost or expense in the name of or on behalf of the Company or conduct any business of the Company, and (ii) no Manager will have the power or authority to delegate to any Person such Manager’s rights and powers as a Manager to manage the business and affairs of the Company;

9.6.2	each Manager has one (1) vote in all decisions of the Board of Managers;

9.6.3	any action by the Board of Managers requires either (a) the affirmative vote of all of the Managers present at a meeting of the Board of Managers or (b) a written resolution signed by all of the Managers;

9.6.4	no Member who is not an agent specifically authorized by the Board of Managers with respect to such action shall take any action to bind the Company; and

9.6.5	notwithstanding anything contained herein to the contrary, if a Member is a Defaulting Member based on a breach described in Section 18.1.2, the Managers designated by such Defaulting Member shall not be entitled to vote on any matters requiring the approval of the Board of Managers for the remainder of the term of this Agreement, and any matters requiring the approval of the Board of Managers shall thereafter be decided by the affirmative vote of the Managers of the non-Defaulting Member.

9.7	Certain Affiliate Agreements. With reference to any transaction, agreement, license, permit, easement or other arrangement to which the Company is a party or otherwise benefits or is bound and to which a Member or Members or a Corporate Affiliate of any Member is a party or is otherwise bound or obligated, including the AEPSC Services Agreement and the Duke Services Agreement (collectively, “Affiliate Arrangements”), (i) the Board of Managers shall have the right, without unanimous consent and with the consent of only the Managers designated by the Member who is not, and whose Corporate Affiliates are not, a party to or is not otherwise bound or obligated by such Affiliate Arrangement (the “Non-Party Member”) to cause the Company to pursue or enforce any remedy or exercise any other rights of the Company under such Affiliate Arrangement, provided, however, that if the Non-Party Member is a Defaulting Member, then the Board of Managers shall require only the consent of the Managers designated by the other Member for such purposes; and (ii) in the case of any Affiliate Arrangement to which both Members are a party or are otherwise bound or obligated and one of such Members is in breach or other default or otherwise required to act, the Board of Managers shall have the right, without unanimous consent and with the consent of only the members of the Board of Managers designated by the non-Defaulting Member or the Member not required to take the relevant action, as applicable, to cause the Company to pursue or enforce any remedy or exercise any other rights of the Company under such Affiliate Arrangement.

9.8	Limitation on Authority. Without the unanimous approval of the Members, none of the Board of Managers, the officers of the Company, or the Company shall take, or cause its subsidiaries and commonly controlled Corporate Affiliates to take, any of the following actions with respect to the Company:

9.8.1	liquidate, file for bankruptcy, reorganize, dissolve, wind up, or make a general assignment for the benefit of creditors;

9.8.2	merge or consolidate with or into any other Person;

9.8.3	transfer, sell, lease or otherwise dispose of all or substantially all of the Company’s assets, in any one transaction or in a series of related transactions;

9.8.4	issue, repurchase, redeem, or reclassify any Interest in the Company or any securities convertible or exchangeable for any such Interest;

9.8.5	make an initial public offering of equity securities of the Company or a subsidiary thereof;

9.8.6	provide secured or unsecured guarantees of third party debt;

9.8.7	incur any third party debt other than trade debt in the ordinary course of business;

9.8.8	make any material change in the Company’s tax and accounting policies;

9.8.9	enter into a new business, change the scope or nature of the business of the Company or create any subsidiaries;

9.8.10	enter into any amendment to the Company’s organizational documents; or

9.8.11	except as set forth in Sections 3.5 and 3.6, make any determination as to the amount and timing of any Capital Contributions to the Company.

9.9	Budgets.

9.9.1	Development Budget. The budget for the development activities of the Company is attached hereto as Schedule 9.9.1 (the “Development Budget”). The Development Budget is intended to cover the external operating costs of the Company from the Effective Date through the date that the Conditions Precedent are satisfied. The Members shall, at such times as specified in the Development Budget or as otherwise determined by the Board of Managers, make the Capital Contributions provided for in the Development Budget in the amounts provided for therein.

9.9.2	Preliminary Construction Budget. The approval by the Board of Managers of the preliminary budget for the construction of the Initial Project (the “Preliminary Construction Budget”) shall be one of the Conditions Precedent in Schedule 14.2. The Preliminary Construction Budget shall be the initial estimate of the construction costs and schedule of funds required to complete the Initial Project.

9.9.3	Initial Operating Budget. The approval by the Board of Managers of the budget for operating the Company for the partial calendar year and the ensuing calendar year subsequent to the satisfaction of the Conditions Precedent (the “Initial Operating Budget”) shall be one of the Conditions Precedent in Schedule 14.2. The Initial Operating Budget shall include (i) that portion of the Preliminary Construction Budget or the Construction Budget, as applicable, relating to the period covered by the Initial Operating Budget and (ii) an estimate of the costs and schedule of funds required to operate and maintain the Company and the assets of the Company during such period covered by the Initial Operating Budget.

9.9.4	Construction Budget. The approval by the Board of Managers of the final budget for the construction of the Initial Project (the “Construction Budget”) shall be one of the Conditions Precedent in Schedule 14.2. The Construction Budget shall contain an estimate of the construction costs and schedule of funds required to complete the Initial Project and shall not be exceeded without the approval of the Board of Managers.

9.9.5	Annual Operating Budget. No later than August 31 of the calendar year in which the Initial Operating Budget ends and by August 31 of each subsequent year, the Treasurer shall propose, for approval by the Board of Managers, an operating budget for the operation of the Company for the next calendar year (the “Annual Operating Budget”). The Annual Operating Budget shall include (i) that portion of the Construction Budget relating to the calendar year covered by the Annual Operating Budget, if applicable, (ii) an estimate of the operating and maintenance costs for such calendar year, (iii) an estimate of the capital costs during such calendar year and (iv) a schedule of funds required for such calendar year. A meeting of the Board of Managers shall be held prior to November 1 to approve the Annual Operating Budget for the forthcoming calendar year. In the event the Board of Managers cannot reach agreement as to the Annual Operating Budget prior to the start of such calendar year, the Company shall continue to be operated in accordance with the Annual Operating Budget for the previous calendar year or the Initial Operating Budget for such calendar year if applicable, with an adjustment to each line item in either such budget to reflect the PPI Adjustment, exclusive of that portion of the Construction Budget for the previous calendar year but inclusive of that portion of the Construction Budget for such calendar year, until a new Annual Operating Budget is agreed upon.

10.	OFFICERS AND COMMITTEES.

10.1	Officers.

10.1.1

In General; Limitations on Authority. For the purpose of supervising the day-to-day operations of the Company, the Board of Managers may appoint officers of the Company. The officers of the Company shall include a President, a Treasurer, and a Secretary, and may include such Vice Presidents and other officers or assistant officers as the Board of Managers may from time to time deem necessary and appoint. Subject to any limitations established by the Board of Managers, the duties and authorities of the President, Treasurer, Secretary and Vice President are set forth in Section 10.1.2. In addition, the Board of Managers may elect a Chairman from among themselves. More than one office may be held by the same Person, but only a Manager may serve as Chairman. Each officer will have only such authority and perform only such duties as set forth below or as the Board of Managers may delegate to such officer from time to time pursuant to a unanimous written resolution. The initial officers of the Company shall consist of the individuals set forth on Exhibit C. Each such person shall be deemed duly appointed to the office(s) set forth opposite such person’s name on Exhibit C as of the date of this Agreement.

10.1.2	Officers.

(a)	President. The President shall have full responsibility and authority for management of the day-to-day operations of the Company, subject to the authority of the Board of Managers, and shall exercise the duties and have the powers usually pertaining to the office held by the President of a company. The President may sign and execute, in the name of the Company, deeds, mortgages, bonds, contracts and other instruments, except in cases where the signing and the execution thereof shall be expressly delegated by the Board of Managers or by this Agreement to some other officer or agent of the Company. The President may, by instrument in writing, delegate authority to any employee, representative, or agent to sign and execute in the name of the Company deeds, mortgages, bonds, contracts or other instruments except where the signing and execution of such documents shall be expressly delegated by the Board of Managers to some other officer or agent of the Company. In addition, the President shall perform all duties incident to the office of the President and such other duties as from time to time may be assigned to him or her by the Board of Managers.

(b)	Vice Presidents. Each Vice President, if any, shall have such powers and duties as may from time to time be assigned to him or her by the President or the Board of Managers. Any Vice President may sign and execute in the name of the Company deeds, mortgages, bonds, contracts or other instruments, except where the signing and execution of such documents shall be expressly delegated by the Board of Managers or the President to some other officer or agent of the Company. Each Vice President may, by instrument in writing, delegate authority to any employee, representative, or agent to sign and execute in the name of the Company deeds, mortgages, bonds, contracts or other instruments, except where the signing and execution of such documents shall be expressly delegated by the Board of Managers or the President to some other officer or agent of the Company.

(c)	Treasurer. The Treasurer shall have charge of and be responsible for all funds, securities, receipts and disbursements of the Company, and shall deposit all monies and securities of the Company in such banks and depositories as shall be designated by the Board of Managers. The Treasurer shall be responsible for: (i) maintaining adequate financial accounts and records in accordance with generally accepted accounting practices; (ii) the preparation of financial statements and draft operating budgets for approval by the Board of Managers; (iii) the preparation and filing of all tax returns required by Applicable Law; and (iv) the performance of all duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him by the Board of Managers or the President. The Treasurer may sign and execute in the name of the Company deeds, mortgages, notes, bonds, contracts or other instruments authorized by the Board of Managers, except in cases where the signing and the execution thereof shall be expressly delegated by the Board of Managers or by this Agreement to some other officer or agent of the Company.

(d)	Secretary. The Secretary shall act as secretary of all meetings of the Board of Managers. The Secretary shall keep and preserve the minutes of all such meetings in permanent books. The Secretary shall see that all notices required to be given by the Company are duly given and served; shall have charge of the books, records and papers of the Company relating to its organization and management as a Company; shall see that all reports, statements and other documents required by Applicable Law (except tax returns) are properly filed; and shall in general perform all the duties incident to the office of Secretary and such other duties as from time to time may be assigned to the Secretary by the Board of Managers or the President.

10.1.3	Appointment and Term of Office. The officers of the Company shall be appointed annually by the Board of Managers as it shall determine, and new offices may be created and filled at any meeting of the Board of Managers. Each officer shall hold office for a period of one (1) year or until such officer’s successor has been duly elected and qualified or until such officer’s death, resignation as provided in Section 10.1.4 or removal by the Board of Managers as provided in Section 10.1.5. In addition, on the day of the occurrence of a Defaulting Member’s Event of Default, each officer of the Company that is an employee, officer or director of the Defaulting Member or one of its Corporate Affiliates shall automatically be terminated as an officer of the Company.

10.1.4	Resignation. Any officer or assistant officer may resign at any time by giving written notice to the Board of Managers or the Chairman, if any, or to the President or Secretary of the Company. A resignation shall take effect at the time specified therein, and unless otherwise specified therein, shall become effective upon delivery. The acceptance of such resignation shall not be necessary to make it effective unless so specified in the resignation.

10.1.5	Removal. Any officer or assistant officer may be removed by the Board of Managers with or without cause whenever in its judgment the best interests of the Company would be served thereby.

10.2	Committees. The Board of Managers shall have authority to create such committees, and delegate to such committees such authority and responsibility, and rescind any such delegation, as it deems appropriate.

11.	MEMBERS, MEETINGS OF THE MEMBERS.

11.1	Meetings of Members. Members shall meet at such times and places as unanimously agreed to by the Members.

11.2	Action Without Meetings. Any action required or permitted to be taken at a meeting of the Members may be taken without a meeting without prior notice, and without a vote, if a consent in writing, setting forth the action so taken, is signed by all of the Members. Such consent shall have the same force and effect as a unanimous vote at a meeting.

11.3	Voting. Except as otherwise provided in this Agreement, any action by the Members requires either (a) the affirmative vote of all of the Members at a meeting of the Members or (b) a written resolution signed by all of the Members.

11.4	Meetings by Telephone or Other Technology. Any or all Members may participate in a meeting, by or conduct the meeting through the use of, telephone or any other means of communication by which either: (a) all participating Members may simultaneously hear each other during the meeting or (b) all communication during the meeting is immediately transmitted to each participating Member, and each participating Member is able to immediately send messages to all other participating Members. If a meeting will be conducted through the use of any means described in this Section 11.4, all participating Members shall be informed that a meeting is taking place at which official business may be transacted. A Member participating in a meeting by any means described in this Section 11.4 is deemed to be present in Person at the meeting.

11.5	Defaulting Member. Notwithstanding anything contained in this Agreement to the contrary, if a Member is a Defaulting Member based on a breach described in Section 18.1.2, such Defaulting Member shall not be entitled to vote on any matters requiring the approval of the Members for the remainder of the term of this Agreement and any matters requiring unanimity or approval by the Members (including the matters set forth in Sections 11.1 and 11.2 above) shall thereafter be decided or determined solely by the non-Defaulting Member. If a Member is a Defaulting Member based on a breach described in Section 18.1.2, the non-Defaulting Member shall have no duties to Company or the Defaulting Member under Section 23-18-4-2(b) of the Act.

11.6	Cooperation of Members for Regulatory Proceedings. The Members will reasonably cooperate, and will cause each of its Regulatory Affiliates to reasonably cooperate, with all regulatory proceedings reasonably necessary or convenient for the Company to conduct its business.

11.7	Third Party Dealings With Members. Except as permitted by this Agreement, no Member will have any right or authority to take any action on behalf of the Company with respect to third parties.

12.	COMPLIANCE WITH CERTAIN LAWS.

12.1	Compliance with Certain Codes of Conduct. In no event shall the Company be permitted to engage in any activity which would violate any codes or standards of conduct imposed on it by the regulations or orders of the FERC, any state public utility commission, or any similar regulatory authority of another jurisdiction. The Members agree to comply with any such codes and standards of conduct imposed on them, including any restrictions on disclosure of information to Corporate Affiliates or Regulatory Affiliates.

12.2	Compliance with Antitrust Laws. The Board of Managers shall adopt, from time to time, appropriate procedures and regulations necessary or advisable for the Company to comply with all applicable antitrust laws.

12.3	Regulatory Compliance. The Company shall at all times be operated in and conduct its business in a manner which complies in all material respects with all Applicable Laws. No Member, Manager or officer shall be permitted to proceed with any act under this Agreement unless and until appropriate regulatory approval for such act, if necessary, has been obtained. This Agreement shall at all times be interpreted consistently with this Section 12.3.

13.	INSURANCE.

The Company will maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies of similar size and credit standing engaged in similar business and owning similar property, provided that such insurance is and remains available to the Company at commercially reasonable rates and all such insurance policies shall name each Member as an additional insured thereunder.

14.	COMPANY PROJECTS.

14.1	Initial Project. The initial project being undertaken by the Company, subject to the satisfaction of the Conditions Precedent as provided in Section 14.2 below, is identified and described on Schedule 14.1 hereof (the “Initial Project”).

14.2	Conditions Precedent. The Members shall have no obligation, other than their respective obligations to make the Capital Contributions required by the Development Budget as provided for in Section 9.9.1, to make any other Capital Contributions until such time, if ever, that each of the Conditions Precedent listed in Schedule 14.2 hereof has been satisfied as provided in Schedule 14.2 or, except as provided in Section 3.5, waived by all of the Members.

14.3	Proposal of Projects by Members. In addition to the Initial Project, either Member may propose to the Board of Managers one or more other projects to be undertaken by the Company; provided, however, that all proposed projects must fall within the scope of the Company’s purposes. A proposal for a project shall include such detail as is reasonably necessary to enable the Board of Managers to evaluate the proposal, including cost estimates, required regulatory approvals and cost recovery. The Board of Managers shall have forty–five (45) days to accept or reject the proposed project, which acceptance or rejection of which shall be in each Manager’s sole discretion. A proposed project under this Section 14.3 shall become a “Company Project” only if it unanimously approved as a Company Project by the Board of Managers. If a proposed project becomes a Company Project, the Members shall appropriately amend this Agreement to provide for such Company Project. The Company shall promptly reimburse each Member for its Qualified Development Expenses following the designation of a project as a Company Project.

14.4	Member Rights. In accordance with the provisions of Section 2.9, nothing in this Article 14 is intended to restrict the right of any Member and its Corporate Affiliates (other than the Company and its subsidiaries) to independently pursue any project, until such time as that project becomes a Company Project. During the term of this Agreement, if any Member identifies any project that it believes would be suitable for the Company to examine, evaluate, or invest in, such Member shall have, in its sole discretion, the right, but not the obligation, to present such project to the Board of Managers for consideration.

14.5	Right of Members to Pursue the Initial Project. If the Company determines not to pursue the Initial Project, as evidenced by, among other things, (a) dissolution of the Company, (b) adoption by the Board of Managers of a resolution not to pursue the Initial Project, or (c) written agreement of the Members not to pursue the Initial Project, either Member shall have the right to independently pursue the Initial Project. Any dispute between the Members with respect to whether the Company has determined not to pursue the Initial Project shall be deemed a Deadlock and resolved in accordance with Section 21 hereof.

15.	MEMBERS’ INTERNAL COSTS.

15.1	Pre-Formation Internal Costs. Within one hundred and twenty (120) days following the Effective Date, each Member shall submit to the Company a detailed accounting of its (including its Corporate Affiliates’) Internal Costs relating to the formation of the Company (the “Pre-Formation Internal Costs”). The Members and their Corporate Affiliates shall be entitled to reimbursement by the Company of their respective Pre-Formation Internal Costs but only to the extent permitted pursuant to an order from the FERC.

15.2	Post-Formation Internal Costs. On or before the twentieth (20th) day of each month, each Member shall submit to the Company a detailed accounting of its (including its Corporate Affiliates’) Internal Costs associated with services performed for or in connection with the Company and the Initial Project (the “Post-Formation Internal Costs”) during the preceding month. The Members and their Corporate Affiliates shall be entitled to reimbursement by the Company for their Post-Formation Internal Costs but only to the extent provided for in any of Budgets or permitted (i) under the terms of the AEPSC Services Agreement, the Duke Services Agreement, or any other written agreement approved by the Board of Managers, or (ii) pursuant to an order from the Federal Energy Regulatory Commission.

15.3	Cost Pass Through. A Member’s Pre-Formation Internal Costs and Post-Formation Internal Costs shall be on a cost pass through basis without any markup for profit.

16.	SERVICES AGREEMENTS, WAIVER OF CONFLICTS.

The Members hereby waive any and all conflict of interest claims that any Member may have with respect to the execution of the AEPSC Services Agreement and the Duke Services Agreement. The Company may enter into other services agreements with Members or other Persons to provide construction, operation and maintenance services for the Company Projects and certain other services for the Company.

17.	ADMISSION OF MEMBERS; TRANSFERS OF INTERESTS; WITHDRAWAL OF A MEMBER.

17.1	No New Members. No Person shall be permitted to acquire an Interest in the Company from the Company unless mutually agreed by all Members.

17.2	Transfers of Membership Interests by Members. Except as expressly provided in this Section 17.2, no Member shall be permitted at any time to Transfer, directly or indirectly, or by operation of law or otherwise, any Interest unless unanimously agreed by all Members.

17.2.1	Transfers to Corporate Affiliates. Any Member may Transfer all or any part of an Interest to one or more of its Corporate Affiliates at any time, provided, however, that such Corporate Affiliate must be Creditworthy, and such Corporate Affiliate must agree in writing to be bound by the terms and conditions of this Agreement, and provided further that the transferring or assigning Member must pay any Transfer Compensation Amount owed pursuant to Section 17.4. In the event of a partial Transfer of an Interest, there shall be no increase in the number of Managers and the transferring Member and its transferee shall agree among themselves as to who will serve as the two (2) Managers to be appointed or designated in accordance with Section 9.2.

17.2.2	Transfers After First Anniversary. At any time after the first anniversary of the In-Service Date of the Initial Project, either Member may Transfer all, but not less than all, of its Interest in the Company (treating each Member and its Corporate Affiliates as a single entity for this purpose) to a third party, subject to the terms and conditions in this Section 17.2.2.

(a)	The proposed transferee must be Creditworthy and the proposed transferee must agree in writing to be bound by the terms and conditions of this Agreement;

(b)	The other Member shall have a right of first refusal to purchase such Interest; provided, however, if such other Member is a Defaulting Member based on a breach described in Section 18.1.2, such Defaulting Member shall not have a right of first refusal to purchase such interest. The right of first refusal shall be exercised as set forth in Section 17.2.4; and

(c)	The transferring or assigning Member must pay any Transfer Compensation Amount owed pursuant to Section 17.4.

17.2.3	Deemed Dispositions. Any sale, transfer, assignment, pledge, hypothecation, mortgage or other conveyance of all or substantially all of the Ownership Interests in a Member that owns no substantial assets other than its Interest and any assets directly related thereto shall be deemed a Transfer of its Interest hereunder and must comply with the requirements set forth in this Section 17.2 and, for purposes of Section 17.2.4, references to a Member’s Interest shall be deemed to be references to such Ownership Interests. For the avoidance of doubt, the sale, transfer, assignment, pledge, hypothecation, mortgage or other conveyance, by operation of law or otherwise, of all or substantially all of the Ownership Interests in the Ultimate Parent of either Member shall not constitute a Transfer of Interests hereunder or otherwise trigger the requirements set forth in this Section 17.2.

17.2.4	Right of First Refusal.

(a)	If a Member desires to sell all, but not less than all, of its Interest and has a written offer from a Creditworthy Person (other than a Corporate Affiliate) to purchase such, it must give written notice to the other Member describing all the material terms of that sale (including the purchase price, the terms for payment, the anticipated closing date, any conditions to the sale, any non-cash consideration and the selling Member’s estimate of the Fair Market Value of any non-cash consideration), and completely identifying the proposed third party purchaser. The terms of that sale shall not be bundled with or directly or indirectly connected to a transaction involving assets or securities other than Company assets.

(b)	The written notice delivered pursuant to Section 17.2.4(a) shall be accompanied by a written offer, irrevocable until the later of (i) thirty (30) days from its receipt or (ii) ten (10) Business Days after determination of the Fair Market Value of any non-cash consideration in accordance with the provisions of this Agreement, to sell to the Member receiving such written notice delivered pursuant to Section 17.2.4(a) hereof (the “Receiving Member”) all, but not less than all, of the Interest described in the selling Member’s notice on the same terms and conditions as described in the notice, except that in lieu of any consideration which is other than cash, the Receiving Member will pay cash equal to the Fair Market Value of the consideration, as determined in accordance with the provisions of this Agreement.

If the Receiving Member elects to purchase the Interest described in the selling Member’s notice, the Receiving Member shall give the selling Member written notice that it has elected to accept the offer made to the Receiving Member pursuant to this Section 17.2.4, and the Receiving Member will become bound to purchase, and the selling Member will become bound to sell, the selling Member’s Interest.

The closing of any purchase by the Receiving Member will take place in accordance with the specifications in the selling Member’s notice, including any specifications concerning regulatory approvals and other conditions.

If the Receiving Member does not accept the offer made to the Receiving Member pursuant to this Section 17.2.4, the proposed sale to the third party may take place on the terms and conditions, including price, specified in the written notice delivered pursuant to Section 17.2.4(a) hereof. However, the Receiving Member will have the right to examine, within the thirty (30) days following the closing date described in the selling Member’s notice or any later date on which the sale is consummated, the records of the selling Member and the third party to satisfy itself that the sale has been consummated on the terms described in the selling Member’s notice. If the sale is not consummated on those terms within one (1) year after the delivery of the selling Member’s notice, or, if later, within thirty (30) days after receipt of all regulatory approvals required in connection with such sale, the Company may cancel on its books any transfer of Interest previously made to reflect that sale, and the selling Member shall be required to comply with the terms of this Section with respect to any subsequent Transfer of the Interest.

(c)	Each Member acknowledges that: (i) the right of first refusal provided in this Section 17.2.4 is, subject to Section 17.2.2, a material part of the bargained for consideration under this Agreement, (ii) the inability of a Member to exercise its right of first refusal under this Agreement, except where such Member is a Defaulting Member, would result in a substantial economic detriment to such Member, and (iii) the exercise of the right of first refusal would not hamper the efforts of any Member seeking to transfer its Interest under this Agreement. Further, each Member acknowledges that the identity of the other Member under this Agreement at any point in time is a material element of this Agreement bargained for by each party to this Agreement, and it would be a substantial detriment to each such Member if any proposed new Member under this Agreement was not acceptable to the existing Members.

17.2.5	Interest Pledge. The Members may, with the unanimous approval of the Members, Transfer their Interests or any part thereof in connection with any project or other financing by the Company of the Initial Project or any other Company Project. Notwithstanding any other provision of Section 17.2, no Transfer of an Interest by a Member in connection with a financing transaction shall be permitted except in accordance with this Section 17.2.5.

17.2.6	Prohibited Transfers. Any purported Transfer of any Interests that is not in compliance with this Article 17 shall be null and void and of no force or effect; provided that if the Company is required to recognize any such Transfer, the Interests Transferred shall be strictly limited to the transferor’s right to allocations and distributions as provided by this Agreement with respect to the Interests Transferred, which allocations and distributions may be applied (without limiting any other legal or equitable rights of the Company) to satisfy any debts or liabilities for damages that the transferor or transferee may have to the Company, and shall not include the right to any information or accounting of the affairs of the Company, the right to inspect the books or records of the Company, and/or any of the other rights of a Member under the Act or this Agreement.

17.2.7	Compliance with Securities Laws. If any Interests are to be Transferred, either (a) such Interests shall be registered under the Securities Act of 1933, as amended, and any applicable state securities laws, or (b) at the request of the Board of Managers, the transferor shall provide an opinion of counsel, satisfactory to the Board of Managers, that the proposed Transfer is exempt from such registration requirements. The Company and the Members have no obligation or intention whatsoever either to register Interests for resale under any federal or state securities laws or to take any action which would make available to any Person any exemption from the registration requirements of such laws.

17.3	Withdrawal of a Member. No Member may withdraw from membership in the Company prior to the dissolution and winding up of the Company.

17.4	Transfer Compensation Amount. If a Member Transfers its Interest to a Corporate Affiliate pursuant to Section 17.2.1 or to a third party pursuant to Section 17.2.2, and if such Transfer results in a termination of the tax partnership pursuant to Section 708(b)(1)(B) of the Code, then the Member transferring its Interest shall pay the Member who is not transferring its Interest a cash amount equal to the excess of (a) the present value of the depreciation and amortization deductions that the non-transferring Member would have received with respect to the assets owned by the Company on the Transfer date if such transfer had not occurred over (b) the present value of such deductions after giving effect to Section 168(i)(7) of the Code, which has the effect of restarting the depreciation or amortization period for such assets (such amount the “Transfer Compensation Amount”). “Present value” for purposes of the preceding sentence shall be determined (i) by using as the discount rate the prime rate as published by The Wall Street Journal for the date of the Transfer, (ii) by using as the tax rate the highest federal and Oklahoma combined corporate income tax rate in effect on the date of the transfer, and (iii) by assuming that the Company will depreciate or amortize all of the assets that it owns on the Transfer date over their entire tax lives. The non-transferring Member shall calculate the Transfer Compensation Amount and make written demand for its payment on the transferring Member, who shall pay such amount within ten (10) Business Days of receipt of such demand. The Members shall submit any dispute over the operation of this Section 17.4 to the Arbitrator for resolution. A Member Transferring its Interest pursuant to Section 17.2.1 or 17.2.2 may effect such Transfer in a series of transactions for the purpose of avoiding a termination of the tax partnership; provided, however, that such series results in the Transfer of such Member’s entire interest within a period that does not exceed thirteen (13) calendar months. This Section 17.4 shall not apply to any Transfer pursuant to Section 17.2.4.

18.	DEFAULT, REMEDIES, DISSOLUTION AND TERMINATION.

18.1	Events of Default. It shall be an “Event of Default” under this Agreement if:

18.1.1	a Member or its Ultimate Parent files a voluntary petition for bankruptcy or is adjudged bankrupt or insolvent, or has entered against such Member or the Ultimate Parent of such Member an order for relief, in any bankruptcy or insolvency proceeding;

18.1.2	a Member fails to make any Capital Contribution as required by this Agreement but subject to the extensions permitted by Section 3.7; or

18.1.3	a Member breaches any of its other material obligations under this Agreement and fails to cure such breach within thirty (30) days of receipt of written notice of such breach from any other Member.

18.2	Remedies.

18.2.1	If an Event of Default occurs, the Company and the non-Defaulting Member may pursue all available remedies.

18.2.2	Purchase Remedy.

(a)	Without limiting Section 18.2.1, the non-Defaulting Member shall have the right, but not the obligation, to elect in its sole discretion upon written notice to the Defaulting Member within sixty (60) days after the Event of Default (the “Purchase Remedy Notice”), but subject to obtaining Third Party Approvals, to purchase all, but not less than all, of the Defaulting Member’s Interest at a price equal to the Defaulting Member’s Capital Account balance, as adjusted in accordance with Section 18.2.2(b), on the date the Defaulting Member’s Interest is transferred to the non-Defaulting Member less (i) any other amounts owed to the Company by the Defaulting Member and (ii) all third party costs reasonably incurred by the non-Defaulting Member to acquire the Defaulting Member’s Interest and to obtain all Third Party Approvals, payable in cash to the Defaulting Member within thirty (30) days after delivery of the Purchase Remedy Notice subject, however, to Section 18.2.5.

(b)

In the event that the non-Defaulting Member provides a Purchase Remedy Notice, then, during the period that commences on the day of the occurrence of the Defaulting Member’s Event of Default and ends on the day immediately preceding the day on which the Defaulting Member’s Interest is transferred to the non-Defaulting Member (the “Interim Period”), (i) all losses of the Company, determined in accordance with

GAAP, shall be allocated 50% to the Defaulting Member’s Capital Account and 50% to the non-Defaulting Member’s Capital Account and (ii) all profits of the Company shall be determined monthly, in accordance with GAAP, as of the last day of each month during the Interim Period and such profits shall be allocated to each Member’s Capital Account based on the percentage that each Member’s Capital Account is of the combined balance of the Members’ Capital Accounts as of the last day of each month during the Interim Period.

(c)	There shall be no distributions of Available Cash to the Members during the Interim Period if the In-Service Date has not occurred. If the In-Service Date has occurred, Available Cash shall be distributed to the Members during the Interim Period in accordance with their respective Sharing Percentages.

(d)	The thirty (30) day time period referred to in Section 18.2.2(a) shall be extended for such period of time as is necessary for the non-Defaulting Member to obtain Third-Party Approvals so long as the non-Defaulting Member is diligently pursuing obtaining any such Third-Party Approvals.

(e)	At the closing of the transfer of the Defaulting Member’s Interest to the non-Defaulting Member, the Defaulting Member shall (i) sign such documents as may reasonably be requested by the non-Defaulting Member in order to consummate the transfer, (ii) represent and warrant that (A) it has good title to its Interest, (B) there are no Encumbrances on such Interest (other than pursuant to this Agreement or any indebtedness of the Company), (C) it has due authority to transfer the Interest, (D) the agreement transferring such Interest is valid and enforceable against the Defaulting Member and (E) the transfer of the Interest does not violate Applicable Law in any material respect and (iii) disclose in writing the existence and nature of any pending or, to the Defaulting Member’s actual knowledge without any obligation of due inquiry, threatened litigation or arbitration or any audit or investigation initiated by any Governmental Authority against the Defaulting Member or the Company with respect to the Defaulting Member’s Interest. In the event the Defaulting Member discloses the existence of any pending or threatened litigation or other Proceeding required to be disclosed herein or the non-Defaulting Member reasonably determines that any representation or warranty required by clause (ii) herein is inaccurate, the non-Defaulting Member may, in its sole discretion, withdraw its election to purchase the Defaulting Member’s Interest and pursue any other remedies that are available to it under this Agreement.

18.2.3	The provisions of Section 18.2.2 shall not be applicable to an Event of Default that results from a Member’s breach of the confidentiality obligations contained in Section 22 unless such Member’s breach is an intentional breach.

18.2.4	If the Event of Default is described in Section 18.1.2, in addition to having the remedies provided in Section 18.2.2, but in lieu of an action by the Company to pursue any remedies for such Event of Default:

(a)	The non-Defaulting Member shall have the right, but not the obligation, to elect, in its sole discretion at any time after the Event of Default, but subject to obtaining required Third-Party Approvals, to deliver to the Company within sixty (60) days after occurrence of the Event of Default, all, but not less than all, of the capital contribution which the Defaulting Member has failed to contribute (the “Failed Contribution”). The amount shall be treated as payment of the Failed Contribution by the non-Defaulting Member and the non-Defaulting Member’s Capital Account shall be increased accordingly. In addition, the non-Defaulting Member’s Interest and Sharing Percentage shall be increased (and the Defaulting Member’s Interest and Sharing Percentage shall be correspondingly decreased) by an amount equal to twice the percentage increase in the non-Defaulting Member’s Capital Account that occurs as a result of the non-Defaulting Member’s payment of the Failed Contribution.

(b)	Additionally, upon notice to the Defaulting Member, the non-Defaulting Member may prohibit the Defaulting Member from making any subsequent Capital Contributions in which case the non-Defaulting Member shall be required to make such Capital Contributions on behalf of the Defaulting Member. In each instance that the non-Defaulting Member makes a subsequent Capital Contribution on behalf of the Defaulting Member, the amount shall be treated as payment of a Capital Contribution by the non-Defaulting Member and the non-Defaulting Member’s Capital Account shall be increased accordingly. In addition, the non-Defaulting Member’s Interest and Sharing Percentage shall be increased (and the Defaulting Member’s Interest and Sharing Percentage shall be correspondingly decreased) by an amount equal to twice the percentage increase in the non-Defaulting Member’s Capital Account that occurs as a result of the non-Defaulting Member’s payment of the Capital Contribution; provided, however, that in no event shall the Defaulting Member’s Sharing Percentage be less than 1%. Notwithstanding anything to the contrary set forth in this Agreement, neither the Company nor the non-Defaulting Member shall be required to provide any advance notice to the Defaulting Member of any Capital Contribution made pursuant to this Section 18.2.4(b); provided that the Company shall provide the Defaulting Member with written notice of each adjustment of the Members’ Capital Accounts, Interests and Sharing Percentages as a result of Capital Contributions by the non-Defaulting Member pursuant to this Section 18.2.4(b).

18.2.5

If a non-Defaulting Member elects to exercise the remedy set forth in Section 18.2.4 and it subsequently desires to Transfer its Interest to any party that is not a Corporate Affiliate or to cause the Company to merge with or into or consolidate with any party that is not a Corporate Affiliate (in each case, the “Buyer”) in a bona fide negotiated transaction or series of related transactions (a “Sale”), the Defaulting Member shall, if requested by the non-Defaulting Party, Transfer to such Buyer its Interest on the same terms and conditions (including time of payment and amount and form of consideration per Sharing Percentage) applicable to the non-Defaulting Member. The non-Defaulting Member shall give notice (the “Drag-Along Notice”) to the Defaulting Party of any proposed Transfer giving rise to the rights of the non-Defaulting Member set forth in this Section 18.2.5 at least sixty (60) days prior to such Transfer. The Drag-Along Notice will set forth the name of the Buyer, the proposed amount and form of consideration, and the other material terms and conditions of the proposed transfer. In connection with any such Transfer, the Defaulting Party shall be obligated to (i) make representations and warranties (and provide related indemnities) with respect to its ownership of its Interest, (ii) agree to pay its proportionate share of any liability arising out of any representations, warranties, covenants or agreements of the Members with respect to the Company that survive the closing of the Sale and (iii) execute and deliver such instruments of conveyance, purchase agreement, merger agreement, escrow agreements and/or related documents and take such other actions as the non-Defaulting Member or the Buyer may reasonably require in order to carry out the Sale and the terms of this Section 18.2.5 and. The terms of the Sale shall not be bundled with or directly or indirectly connected to a transaction involving assets or securities other than the Company’s assets.

18.2.6	With respect to any Proceedings that result from or are required in connection with the non-Defaulting Member’s exercise of any of the remedies provided for herein, the Defaulting Member shall cooperate with the non-Defaulting Member to the extent reasonably requested to effectuate the non-Defaulting Member’s remedy election and the Defaulting Member shall not oppose or in any way interfere with, directly or indirectly, such Proceedings.

18.2.7	The exercise of any of the remedies set forth in this Section 18.2 shall be in all cases subject to receipt of all necessary Third Party Approvals. The non-Defaulting Member and, if applicable, the Defaulting Member, shall diligently and in good faith pursue all necessary Third Party Approvals.

18.3	Indemnification; Limitation of Liability.

18.3.1	Indemnification by a Member. Subject to Section 18.3.3, each Member (the “Indemnifying Member”) shall indemnify, defend and hold harmless the Company, the other Members, the other Members’ Corporate Affiliates, and the other Members’ and each such Corporate Affiliate’s officers, directors, employees, agents and representatives, and the Company’s Managers and officers (collectively the “Other Indemnified Persons”) from and against any and all claims, demands, actions, suits, damages, liabilities, losses, costs and expenses (including reasonable attorneys’ fees and out-of-pocket disbursements), judgments, fines, settlements and other amounts (collectively “Damages”), to the extent caused by, resulting from or arising out of or in connection with any action by the Indemnifying Member outside the scope of the Indemnifying Member’s rights or authority conferred by this Agreement.

18.3.2	Indemnification by the Company. Subject to Section 18.3.3, the Company shall indemnify, defend and hold harmless each Member (including any Person who has been but is no longer a Member), each Member’s Corporate Affiliates and the officers, directors, employees, agents and representatives of each Member and its Corporate Affiliates, the Managers, the officers and employees of the Company, and the heirs, executors, successors and assigns of each of the foregoing (individually an “Indemnitee”) from and against all Damages to the extent caused by, resulting from or arising out of or in connection with any of the following:

(a)	any claim, action, suit or proceeding or threat thereof, made or instituted in which such Member, such Member’s Corporate Affiliates or Indemnitee may be involved or be made a party by reason of such Member being, or having been in the past, a Member, or by reason of any action alleged to have been taken or omitted by such Member in such capacity, or by such Member’s Corporate Affiliates or Indemnitees acting on behalf of the Company, provided that a Member, Member’s Corporate Affiliate or Indemnitee shall only be entitled to indemnification hereunder to the extent such Member’s, Member’s Corporate Affiliate’s or Indemnitee’s conduct did not constitute bad faith, willful misconduct, gross negligence or a material breach of this Agreement. The termination of any proceeding by settlement, judgment, order, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that such Member’s, Member’s Corporate Affiliate’s or Indemnitee’s conduct constituted bad faith, willful misconduct, gross negligence or a material breach of this Agreement, by such Member, such Member’s Corporate Affiliate or such Indemnitee;

(b)	any guarantees or promises of performance of any obligations of the Company; and

(c)	any actions or omissions to act by the Company in connection with its business or operations, or the ownership of its assets and properties; provided, however, that nothing in this Section 18.3.2 will be construed to require the Company to reimburse, defend, indemnify or hold harmless any Member, its Corporate Affiliates, or Indemnitee with respect to any Damages in any circumstance in which this Agreement requires such Member to reimburse, defend, indemnify or hold harmless any other Member, its Corporate Affiliates or Indemnitee or the Company in respect of such Damages.

18.3.3	Survival; Limitations; Procedures.

(a)	The indemnification obligations contained in Section 18.3.1 will survive any termination of this Agreement or the dissolution and winding up of the Company. The indemnification obligations contained in Section 18.3.2 will survive any dissolution of the Company until its affairs have been fully wound up and all of its properties and assets distributed in accordance with this Agreement.

(b)	For the purposes of this Agreement and except to the extent payments on account of or relating to losses or damages are made to a third party, “Damages” shall exclude any special, incidental, indirect, punitive, exemplary, or consequential damages (including damages for loss of use of equipment, lost business opportunities or profits, or damage to reputation).

(c)	If a Member or the Company (the “Indemnifying Party”) is obligated hereunder to indemnify any other Member, the Company, a Member’s Corporate Affiliate or any Other Indemnified Person or Indemnitee (in any case the “Indemnified Party”) from any claim, suit, action or proceeding brought by any other person or entity (a “Third Party Claim”), the Indemnified Party shall give notice as promptly as is reasonably practicable to the Indemnifying Party of such Third Party Claim; provided that the failure of the Indemnified Party to give notice shall not relieve the Indemnifying Party of its obligations under this Article 18 except to the extent (if any) that the Indemnifying Party shall have been materially prejudiced thereby. Such Indemnifying Member or the Company, as the case may be, will have the right to control the defense and settlement of such Third Party Claim with counsel reasonably acceptable to the Indemnified Party, provided that (i) such Indemnified Party may retain counsel at its expense to assist in the defense and settlement of such Third Party Claim, and (ii) no settlement of any Third Party Claim will contain terms or provisions requiring the Indemnified Party to take any action or perform any undertaking, or prohibit or restrain the Indemnified Party from taking any action, without the written consent of the Indemnified Party.

(d)	Without the prior written consent of the Indemnifying Party, the Indemnified Party shall not accept any settlement or compromise of any claim, suit, action or proceeding of the nature referred to in Section 18.3.3(c) above.

18.4	Causes of Dissolution. The Company shall be dissolved upon the earliest to occur of the following:

18.4.1	the sale or other disposition of all or substantially all of the Company’s property;

18.4.2	the unanimous agreement of the Members that the Company should be dissolved;

18.4.3	entry of a decree of judicial dissolution under Section 23-18-9-2 of the Act; or

18.4.4	any of the Conditions Precedent listed in Schedule 14.2 are not satisfied by the date provided for therein.

18.5	Winding Up. Upon the dissolution of the Company, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Members. No Member shall take any action with respect to the Company that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company’s business and affairs. Each Member shall repay any Member Obligation which it owes the Company. The Board of Managers (or, in the event there are no remaining members of the Board of Managers, any Person designated by the Members) (the “Liquidator”) shall be responsible for overseeing the winding up of the Company and shall take full account of the Company’s liabilities and property. The Company property shall be liquidated as promptly as is consistent with obtaining the fair value thereof.

18.6	Liquidation Proceeds. The proceeds from the liquidation, to the extent sufficient therefor, shall be applied and distributed in the following order:

18.6.1	first, to the payment and discharge of all of the Company’s debts and liabilities to creditors other than the Members;

18.6.2	second, to the payment and discharge of all of the Company’s debts and liabilities to the Members; and

18.6.3	thereafter, the balance, if any, to the Members in direct proportion to each Member’s Sharing Percentage.

18.7	Rights of Member. Except as otherwise provided in this Agreement, each Member shall look solely to the assets of the Company for the return of its Capital Contributions and shall have no right or power to demand or receive property other than cash from the Company. Except as otherwise provided in this Agreement, no Member shall have priority over any other Member as to the return of its Capital Contributions, distributions, or allocations.

18.8	Survival of Section. The provisions of this Section 18 shall survive the expiration or earlier termination of this Agreement.

19.	REPRESENTATIONS AND WARRANTIES OF AEPTHC.

19.1	Organization and Good Standing of AEPTHC. AEPTHC is a limited liability company, duly organized, validly existing, and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use.

19.2	Enforceability; Authority; No Conflict; Third Party Approvals with Respect to AEPTHC.

19.2.1	This Agreement constitutes the legal, valid, and binding obligation of AEPTHC, enforceable against AEPTHC in accordance with its terms, except as such enforceability may be limited by General Exceptions to Enforceability. The execution and delivery by AEPTHC of this Agreement has been duly authorized by all necessary action by AEPTHC’s governing bodies.

19.2.2	Neither the execution and delivery of this Agreement by AEPTHC nor the consummation of or performance by AEPTHC of its obligations hereunder will, directly or indirectly (with or without notice or lapse of time or both):

(a)	breach (i) any provision of any of the Governing Documents of AEPTHC or (ii) any resolution adopted by the governing bodies of AEPTHC;

(b)	breach in any material respect any Applicable Law applicable to AEPTHC or give any Governmental Authority or other Person the right to challenge AEPTHC’s execution and delivery of this Agreement or performance of its material obligations hereunder or to exercise any remedy or obtain any relief under any Applicable Law as a result of AEPTHC’s execution and delivery of this Agreement or performance of its material obligations hereunder; or

(c)	result in the imposition or creation of any Encumbrance upon or with respect to any of the Company’s assets, other than such Encumbrances created under the terms and conditions of this Agreement.

19.2.3	AEPTHC is not required to give any notice to or obtain any other Third Party Approval from any Person in connection with its execution and delivery of this Agreement which, if not given or obtained, would materially impair AEPTHC’s ability to perform its material obligations under this Agreement.

19.3	Litigation. There is no pending, or to AEPTHC’s knowledge threatened, Proceeding against AEPTHC or any of its Corporate Affiliates that challenges, or seeks to restrain, delay, or prohibit the execution, delivery, and performance of this Agreement. There is not in effect any order, judgment, or decree of any Governmental Authority against AEPTHC or any of its Corporate Affiliates enjoining, barring, suspending, prohibiting, or otherwise limiting the right of AEPTHC to execute and deliver this Agreement or to perform its material obligations hereunder.

20.	REPRESENTATIONS AND WARRANTIES OF DUKE.

20.1	Organization and Good Standing of Duke. Duke is a limited liability company, duly organized, validly existing, and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use.

20.2	Enforceability; Authority; No Conflict; Third Party Approvals with Respect to Duke.

20.2.1	This Agreement constitutes the legal, valid, and binding obligation of Duke, enforceable against Duke in accordance with its terms, except as such enforceability may be limited by General Exceptions to Enforceability. The execution and delivery by Duke of this Agreement has been duly authorized by all necessary action by Duke’s governing bodies.

20.2.2	Neither the execution and delivery of this Agreement by Duke nor the consummation or performance by Duke of its obligations hereunder will, directly or indirectly (with or without notice or lapse of time or both):

(a)	breach (i) any provision of any of the Governing Documents of Duke or (ii) any resolution adopted by the governing bodies of Duke;

(b)	breach in any material respect any Applicable Law applicable to Duke or give any Governmental Authority or other Person the right to challenge Duke’s execution and delivery of this Agreement or performance of its material obligations hereunder or to exercise any remedy or obtain any relief under any Applicable Law as a result of Duke’s execution and delivery of this Agreement or performance of its material obligations hereunder; or

(c)	result in the imposition or creation of any Encumbrance upon or with respect to any of the Company’s assets, other than such Encumbrances created under the terms and conditions of this Agreement.

20.2.3	Duke is not required to give any notice to or obtain any other Third Party Approval from any Person in connection with its execution and delivery of this Agreement which, if not given or obtained, would materially impair Duke’s ability to perform its material obligations under this Agreement.

20.3	Litigation. There is no pending, or to Duke’s knowledge threatened, Proceeding against Duke or any of its Corporate Affiliates that challenges, or seeks to restrain, delay, or prohibit the execution, delivery, or performance of this Agreement. There is not in effect any order, judgment, or decree of any Governmental Authority against Duke or any of its Corporate Affiliates enjoining, barring, suspending, prohibiting, or otherwise limiting the right of Duke to execute and deliver this Agreement or to perform its material obligations hereunder.

21.	DEADLOCKS.

21.1	Senior Executives.

21.1.1	If a Member reasonably determines that a Deadlock exists, such Member may cause one of its Managers, by written notice (a “Deadlock Notice”) to the other Member, to refer such Deadlock to the Presidents of AEPTHC and Duke or their designees. Such Deadlock Notice shall describe in reasonable detail the nature of the Deadlock. Each Member shall cause the individual it designates to resolve the Deadlock promptly to consult and negotiate in good faith with the individual designated by the other Member in an effort to resolve such Deadlock.

21.1.2	If the individuals designated to resolve a Deadlock pursuant to Section 21.1.1 are unable to resolve such Deadlock within twenty (20) days of delivery of the Deadlock Notice, a Member may commence an arbitration pursuant to Section 21.2 (a “Deadlock Arbitration”) by delivering written notice to the other Member stating its intent to commence such Deadlock Arbitration.

21.1.3	Without limiting any rights or remedies that may otherwise be available to the Members pursuant to this Agreement or the Act, the procedures set forth in this Article 21 shall constitute the exclusive remedy to resolve a Deadlock.

21.2	Deadlock Arbitration.

21.2.1	No later than ten (10) days after issuance of a written notice to commence a Deadlock Arbitration pursuant to Section 21.1.2, each Deadlock Arbitration Party shall prepare and deliver to each other Deadlock Arbitration Party a written statement (an “Issues Statement”) of each issue that such Deadlock Arbitration Party believes constitutes a Deadlock. No later than twenty (20) days after the deadline for delivery of Issue Statements, each Deadlock Arbitration Party shall deliver to each other Deadlock Arbitration Party a written statement (a “Settlement Proposal”) of such Deadlock Arbitration Party’s proposed resolution of the Deadlock, which shall be limited to the issues set forth in the Issues Statements. A Settlement Proposal need not address every issue described in every Issues Statement. If a Deadlock Arbitration Party fails to deliver a Settlement Proposal within such period, such Deadlock Arbitration Party shall be deemed to have waived its rights to submit a Settlement Proposal.

21.2.2	The Deadlock Arbitration Parties shall attempt in good faith to resolve the Deadlock that is the subject of the Deadlock Arbitration based on the positions set forth in the Settlement Proposals. If the Deadlock Arbitration Parties are unable to resolve such Deadlock within twenty (20) days after the deadline for delivery of Settlement Proposals (or such longer period as may be agreed among the Members), each Deadlock Arbitration Party shall submit the name of a Qualified Person in writing to each other Deadlock Arbitration Party. Any Deadlock Arbitration Party that fails to submit the name of a Qualified Person within such period shall be deemed to have waived its right to designate a Qualified Person.

21.2.3	All of the Qualified Persons designated by the Deadlock Arbitration Parties pursuant to Section 21.1.2 shall, within ten (10) days of their designation (or such longer period as may be agreed among the Deadlock Arbitration Parties), select a single Qualified Person (the “Deadlock Arbitrator”) to resolve the Deadlock; provided, however, that if only one Deadlock Arbitration Party designates a Qualified Person or if all Deadlock Arbitration Parties submitting names of Qualified Persons submit the name of the same Qualified Person, such Qualified Person shall serve as the Deadlock Arbitrator. The Qualified Persons shall notify each Deadlock Arbitration Party of the name of the Deadlock Arbitrator promptly upon designation of such Deadlock Arbitrator.

21.2.4	No later than three (3) days (or such longer period as may be agreed among the Deadlock Arbitration Parties) after the Deadlock Arbitrator is selected, each Deadlock Arbitration Party shall deliver a copy of its Settlement Proposal to the Deadlock Arbitrator.

21.2.5	The Deadlock Arbitrator shall review the Settlement Proposals and, after due consideration thereof, the Deadlock Arbitrator shall select the one Settlement Proposal that, in the Deadlock Arbitrator’s reasoned judgment, best resolves the Deadlock on a basis that is consistent with the terms of this Agreement; provided, however, that the Deadlock Arbitrator may not alter or add to the terms of any Settlement Proposal in reaching its determination. A Deadlock Arbitrator’s decision pursuant to this Section 21.2.5 shall be final and binding on the Company and the Members with respect to the Deadlock.

21.2.6	No Member or any of its Corporate Affiliates, nor any of their respective employees, agents, counsel, consultants or other representatives, shall be permitted to have any ex parte communications with the Deadlock Arbitrator. The Deadlock Arbitrator shall be advised of this restriction and shall be instructed by the Deadlock Arbitration Parties to notify all Deadlock Arbitration Parties of any such attempted ex parte communications.

21.2.7	Each Deadlock Arbitration Party shall pay the fees and expenses of the Qualified Person selected by it. The Deadlock Arbitration Parties shall equally share the fees and expenses of the Deadlock Arbitrator.

22.	CONFIDENTIALITY.

22.1

Definition of Confidential Information. “Confidential Information” means any and all confidential or proprietary information or knowledge of a Person, whether or not it constitutes a trade secret under Applicable Law, including: (i) non-public information regarding research, development, products, services, or markets or marketing; (ii) non-public information regarding financial condition or results of operations, business plans, budgets, financial projections, forecasts or estimates, or financing sources and methods; (iii) non-public information concerning inventions (whether or not patentable), discoveries, unpublished works, software, data compilations, improvements, developments, designs, concepts, techniques, or know-how; (iv) non-public information concerning past, present, and potential suppliers, or customers, their personnel, purchasing, selling methods, business methods, prices, capacities, requirements, or credit or credit policies; (v) non-public information regarding the skills and compensation of past, present, and potential employees and other personnel; (vi) non-public information concerning advice received from attorneys, accountants, and other advisers; (vii) non-public information concerning pending, threatened, or contemplated litigation or administrative proceedings, (viii) other non-public, commercially valuable information which the recipient knew was confidential at the time of its receipt; and (ix) all information protected under that certain Mutual Confidentiality Agreement dated as of October 15, 2007, between American Electric Power Service Corporation and Duke Energy Corporation.

22.2	Confidentiality Obligation; Permitted Disclosures. The Company agrees that it shall hold in strict confidence and shall not disclose or use any Confidential Information of any Member or any Corporate Affiliate of such Member, and each Member agrees that it shall hold in strict confidence and shall not disclose or use any Confidential Information of the Company or the other Member or the Corporate Affiliates of such Member, for the period ending two (2) years after the date of disclosure of such Confidential Information.

Notwithstanding the foregoing, a recipient shall be entitled to disclose Confidential Information to its respective officers, employees, Corporate Affiliates, Regulatory Affiliates, agents, lenders, attorneys, and other advisors (collectively “Representatives”) for purposes of pursuing the business of Company, meeting its obligations and exercising its rights hereunder, and with respect to the Members, as may otherwise be deemed appropriate by the Members in connection with their direct or indirect ownership of Company, provided that the Representatives shall be informed of the confidentiality obligations provided herein. Each recipient agrees to be responsible for any breach of the confidentiality obligations under this Agreement by its Representatives. Further, a recipient shall also be entitled to disclose Confidential Information to the extent such disclosure: (a) is necessary or convenient as part of any regulatory proceeding in which Company or a Regulatory Affiliate is a party subject to a protective order or such other remedy as the disclosing party may consider appropriate in the circumstances; (b) is required to be disclosed by stock exchange requirements applicable to the recipient or its Corporate Affiliates, (c) is necessary or otherwise reasonably deemed appropriate in connection with any dispute resolution commenced pursuant to this Agreement or any litigation commenced in respect of this Agreement, (d) is disclosed to an entity whose primary business is the issuance of credit ratings, provided the information is disclosed pursuant to a confidentiality agreement (which agreement shall be no less restrictive than the recipient’s obligations under this Agreement) and is disclosed solely for the purpose of developing a credit rating and the entity’s ratings are publicly available, (e) is disclosed to a prospective purchaser of a Membership Interest or other interest in Company, provided the information is disclosed pursuant to a confidentiality agreement (which agreement shall be no less restrictive than the recipient’s obligations under this Agreement) and is disclosed on a need to know basis, or (f) is disclosed to a prospective merger partner of a Member or prospective purchaser of a Member, provided the information is disclosed pursuant to a confidentiality agreement (which agreement shall be no less restrictive than the recipient’s obligations under this Agreement) and is disclosed on a need to know basis.

The mere possession by a Member of Confidential Information is not intended to preclude or inhibit such Member from engaging in a merger, acquisition or sale provided such Member has complied with the terms hereof.

If a project does not become a Company Project pursuant to Article 14, the foregoing shall not be construed to limit either Member from using for its own purposes the information developed by the Members for the Company as a result of the project development activities in connection with such project.

22.3	Exceptions. Notwithstanding anything to the contrary in this Article 22, Confidential Information will not include information that: (a) has become part of the public domain other than by acts or omissions of the recipient or its Representatives, (b) to the recipient’s knowledge, has been furnished or made known to the recipient by third Persons (other than those acting on behalf of the disclosing party) as a matter of legal right and without relevant restriction on disclosure or use, (c) was in the recipient’s possession prior to disclosure by the disclosing party and was not previously acquired by the recipient or its Representatives directly or indirectly from the disclosing party, or (d) is independently developed by Representatives of the recipient without access to Confidential Information.

22.4	Legally Required Disclosures. Under circumstances other than those provided in Section 22.2, if Company or either Member to whom Confidential Information is transmitted is required pursuant to Applicable Law or otherwise becomes legally compelled to disclose any of the Confidential Information or the fact that the Confidential Information has been made available to it, such party shall (unless prohibited by Applicable Law from doing so) promptly advise the disclosing party in order that the disclosing party may seek a protective order or such other remedy as the disclosing party may consider appropriate in the circumstances. In any event, the compelled party may disclose only that portion of the Confidential Information which such party is legally required to disclose in the judgment of the party’s legal counsel without any liability to the disclosing party hereunder and such disclosure shall not be a breach of this Section 22.4.

22.5	Survival. The provisions of this Article 22 will survive a termination of this Agreement and the dissolution and winding up of the Company.

23.	COMPANY RECORDS, REPORTS.

23.1	Company Records. The Company shall keep and maintain the following records in its principal office in the United States or make them available in that office within ten (10) days after the date of receipt of a written request:

23.1.1	a current list that states the name and mailing address of each Member and the percentage or other Interest in the Company owned by each Member;

23.1.2	copies of the federal, state, and local information or income tax returns for each of the Company’s six most recent tax years;

23.1.3	a copy of the Articles of Organization and this Agreement, all amendments or restatements, and executed copies of any powers of attorney;

23.1.4	a written statement of:

(a)	the amount of the cash Capital Contributions and a description and statement of the agreed value of any other Capital Contributions made by each Member, and the amount of the cash Capital Contributions and a description and statement of the agreed value of any other Capital Contributions that the Member has agreed to make in the future as additional contributions;

(b)	the date on which each Member in the Company became a Member; and

(c)	correct and complete books and records of account of the Company.

23.2	Written Form. The Company shall maintain its records in written form or in another form capable of conversion into written form within a reasonable time.

23.3	Registered Office. The Company shall keep and make available to Members on reasonable request the street address of its principal United States office in which the records required by this Section are maintained or will be available.

23.4	Examination of Records. A Member or a permitted transferee of an Interest, on written request stating the purpose, may examine and copy, in person or by the Member’s or transferee’s representative, at any reasonable time, for any proper purpose, and at the Member’s expense, records required to be kept under this Section and other information regarding the business, affairs, and financial condition of the Company as is just and reasonable for the Person to examine and copy.

23.5	Reports. The Board of Managers shall cause to be prepared and delivered to each Member: (a) no later than six (6) Business Days after the end of each month, a trial balance; (b) no later than ten (10) Business Days after the end of each month, financial statements including balance sheet, statements of operations, statement of cash flows and statements of capital accounts of each Member of the Company relative to the budget; (c) no later than twelve (12) Business Days after the end of each month, a forecast of the financial statements, including capital spending by project and capital contributions, by month for the remainder for the then current calendar year; (d) no later than thirty (30) days after the end of each quarter, unaudited quarterly financial statements in a format as mutually agreed by the Members; (e) no later than September 30 of each year an updated forecast of tax information for the current tax year and forecast of tax information for the forthcoming tax year (such information consistent with the information provided for the Members as would be provided to the Members via the Company’s tax return; and (f) no later than ninety (90) days after the end of each calendar year, audited financial statements for the Company for such year along with that tax information concerning the Company that is necessary for preparing the Member’s income tax returns for that year.

24.	GENERAL PROVISIONS.

24.1	Applicable Law; Forum. This Agreement shall be governed by, interpreted, construed, and enforced in accordance with the laws of the State of Indiana. The Members agree and consent to the non-exclusive jurisdiction and venue of any state or federal court sitting in the State of Indiana.

24.2	WAIVER OF RIGHT TO JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY LAW, AND AS SEPARATELY BARGAINED-FOR CONSIDERATION, EACH PARTY HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING, OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATING TO THIS AGREEMENT.

24.3	Binding Agreement. Subject to the restrictions on Transfers set forth in Article 17, this Agreement shall be binding upon and shall inure to the benefit of the Members and their respective successors and permitted assigns.

24.4	Notices. All notices, requests, demands for payment, or communications required or permitted to be given under any provision of this Agreement must be in writing, signed by or on behalf of the Person giving the same, and shall be deemed to have been given when delivered by personal delivery, overnight courier, e-mail (with confirmation of receipt) or facsimile transmission or mailed by certified mail, postage prepaid, return receipt requested, addressed to the Person or Persons to whom such notice is to be given at the addresses set forth below (or at such other address as shall be stated in a notice similarly given):

If to AEPTHC:	Heather Geiger
American Electric Power Service Corporation
700 Morrison Road
Gahanna, Ohio 43230
Telephone: (614) 552-1702
Fax: (614) 552-1628
E-mail: hlgeiger@aep.com

with a copy to:	Jeffrey D. Cross
Deputy General Counsel
American Electric Power Service Corporation
1 Riverside Plaza
Columbus, Ohio 43215
Telephone: (614) 716-1580
Fax: (614) 716-3440
E-mail: jdcross@aep.com

If to Duke:	Chris Fallon
Duke Energy Corporation
526 S. Church Street, Mail Code EC12H
Charlotte, North Carolina 28202
Telephone : (704) 382-9248
Fax : (980) 373-5393
E-mail: cmfallon@duke-energy.com

With a copy to:	Catherine Stempien
Duke Energy Corporation
526 S. Church Street, Mail Code EC03T
Charlotte, North Carolina 28202
Telephone : (704) 382-0364
Fax : (704) 382-4439
E-mail: catherine.stempien@duke-energy.com

Except as otherwise specifically provided in this Agreement, all notices, requests, demands, payments, or communications shall be deemed effective for the purpose of computing any time period for the time within which any act must be performed from the earlier of the date of actual receipt or the date of receipt noted on the return receipt thereof; provided, however, that in the event the addressee should reject or refuse to accept same, then such shall be deemed effective as of the date of mailing if sent by mail or the date of attempted delivery if service is attempted by hand delivery or overnight courier. If an attempt to give notice by e-mail or facsimile transmission fails because of any problem with the recipient’s designated e-mail address or facsimile number or facsimile equipment, such notice will nevertheless be considered to have been effected on the day of that attempted transmission if it is also transmitted that day by overnight delivery to the recipient and is actually received on the next following delivery day. Any Person may from time to time specify a different address by notice to the Company and the Members.

24.5	Terminology. All personal pronouns used in this Agreement, whether masculine, feminine, or neuter, shall include all other genders, and the singular shall include the plural and vice versa whenever the context requires.

24.6	Entire Agreement. This Agreement, together with the Articles of Organization, contains the entire agreement between the Members hereto relative to the formation and operation of the Company. This Agreement supersedes any prior understanding or oral or written agreement between the Members respecting the subject matter of this Agreement.

24.7	Severability. If any one or more of the provisions contained in this Agreement, or the application thereof to any Member or the Company or to circumstances that may arise hereunder, shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by Applicable Law.

24.8	Other Instruments. The Members covenant and agree that they will execute such other and further instruments and documents as are or may become necessary or convenient to effectuate and carry out the purposes of the Company consistent with this Agreement.

24.9	Waiver of Partition. To the maximum extent permitted under Applicable Law, each Member hereby waives the right, if any, to partition the property and/or any other assets of the Company.

24.10	Amendments. Except as otherwise specifically provided in this Agreement, no amendment, modification, or change of this Agreement, or any part thereof, shall be valid and effective unless made in writing and signed by all of the Members.

24.11	Waivers. No waiver of this Agreement, or any part hereof, shall be binding unless made in writing and signed by the party to be charged with such waiver. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any subsequent breach or other condition whether of like or different nature.

24.12	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

24.13	No State-Law Partnership. The Members intend that the Company not be a partnership (including a limited partnership) or joint venture, and that no Member or member of the Board of Managers be a partner or joint venturer of any other Member or member of the Board of Managers, for any purposes other than federal and state tax purposes, and this Agreement may not be construed to suggest otherwise.

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IN WITNESS WHEREOF, the Members have executed this Agreement to be effective as set forth herein.

AEP TRANSMISSION HOLDING COMPANY, LLC	DUKE ENERGY TRANSMISSION HOLDING COMPANY, LLC

By:	By:

Name:	Name:

Title:	Title:

EXHIBIT A

MEMBERS

Member Name And Mailing Address	Sharing Percentage
Duke Energy Transmission Holding Company, LLC 526 S. Church Street Charlotte, North Carolina 28202 Attention: Chris Fallon	50%

AEP Transmission Holding Company, LLC 700 Morrison Road Gahanna, Ohio 43230 Attention: John J. Flynn	50%

EXHIBIT B

INITIAL MANAGERS

(1)	Lisa Barton (Designating Member: AEPSC)

(2)	Mike Heyeck (Designating Member: AEPSC)

(3)	Christopher M. Fallon (Designating Member: Duke)

(4)	Ronald C. Snead (Designating Member: Duke)

EXHIBIT C

INITIAL OFFICERS

President – John J. Flynn

Vice President – Christopher M. Fallon

Treasurer – Charles H. Wilson

Controller – James D. Wiles

Secretary – Richard G. Beach

SCHEDULE 9.9.1

DEVELOPMENT BUDGET

Duke Development Budget

	2008		2009				2010
	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Total
Corporation filing	$20,000	$20,000						$40,000
Indiana Certificate Application	$15,000	$65,000	$60,000					$140,000
FERC filings	$20,000	$75,000	$125,000	$125,000	$100,000	$50,000	$25,000	$520,000
Regional Rate Development	$10,000	$50,000	$20,000	$25,000	$10,000			$115,000
Siting, routing, and Application	$100,000	$300,000	$325,000	$150,000	$100,000	$80,000	$55,000	$1,110,000
Communication activities	$12,500	$12,500	$12,500	$10,000	$10,000	$10,000	$7,500	$75,000

Total External Costs	$177,500	$522,500	$542,500	$310,000	$220,000	$140,000	$87,500	$2,000,000

Internal AEP Costs*	$100,000	$400,000	$450,000	$450,000	$300,000	$200,000	$100,000	$2,000,000

Internal Duke Costs*	$100,000	$400,000	$450,000	$450,000	$300,000	$200,000	$100,000	$2,000,000

Total Development Budget	$377,500	$1,322,500	$1,442,500	$1,210,000	$820,000	$540,000	$287,500	$6,000,000

*	Assumes business and management/oversight services are shared equally.

SCHEDULE 14.1

INITIAL PROJECT

The Initial Project will consist of construction of approximately 240 miles of 765kV transmission line between American Electric Power’s Rockport plant near Rockport, Indiana and the Greentown Substation near Greentown, Indiana. The Initial Project will consist primarily of towers, substations, lines, and rights-of-way acquired for the Initial Project. It is understood that the starting and ending points, path, and detailed scope and parameters of the Initial Project cannot be determined until the Initial Project is included in applicable regional transmission plans.

SCHEDULE 14.2

CONDITIONS PRECEDENT

1. The following shall have been obtained by the respective dates set forth below and shall not contain terms and conditions substantially different from those requested in the applications filed therefor unless otherwise acceptable to each Member in its sole discretion:

(a)	A FERC order, issued not later than March 31, 2009, accepting or approving the Company’s FPA Section 205 filing of a “forward-looking formula rate” for the recovery of the capital and operating costs incurred in connection with the Initial Project under the MISO and PJM open access tariffs (as applicable). A “forward looking formula rate” is a formula rate that recovers costs on a projected basis utilizing a forecast of transmission expenses and capital additions, with a true-up mechanism to actual costs once actual costs are known. The Company’s forward-looking formula rate filing will include the following elements: (i) an incentive rate of return on equity, (ii) return on and recovery of one hundred percent (100%) of Construction Work in Progress (CWIP), (iii) an agreed target capital structure for ratemaking purposes to be used during the Initial Project’s construction period, (iv) recovery of abandoned plant costs in circumstances where the Initial Project is abandoned for reasons beyond the control of the Company, and (v) such other items as the Company chooses to request in the Section 205 application.

(b)	A FERC order, issued not later than December 31, 2009, pursuant to Section 204 of the Federal Power Act of 1935, granting the Company the right to incur debt as contemplated by this Agreement and the right of Duke and AEPSC to provide equity capital to the Company.

(c)	A FERC order, issued not later than March 31, 2010, approving a mutually acceptable mechanism for allocation and recovery of costs of the Initial Project.

(d)	A FERC order, issued not later than March 31, 2010, accepting or approving Interconnection Agreements with PJM and MISO.

(e)	A final order from the Indiana Utility Regulatory Commission shall have been received by the Company not later than December 31, 2009, recognizing it as a public utility with condemnation rights under Indiana law, or the Company shall have received a legal opinion acceptable to both Members from an attorney licensed in Indiana, confirming that the Company is a public utility with condemnation rights under Indiana law and that all necessary state regulatory approvals have been received by the Company to move forward with construction of the Initial Project.

2. By not later than December 31, 2009, the Initial Project shall have (i) been included in the applicable regional transmission expansion plan(s), (ii) received construction approval from appropriate state commissions or state siting authorities, or (iii) received other statutory or regulatory construction approval.

3. Subject to the limitation set forth in Section 3.5, all of the Capital Contributions shall have been paid to the Company when and as due as set forth in the Development Budget.

4. The Board of Managers shall have approved the Preliminary Construction Budget by no later than 90 days after the date on which the condition precedent set forth in paragraph 2 above has been satisfied.

5. The Board of Managers shall have approved the Initial Operating Budget by no later than 90 days after the date on which the condition precedent set forth in paragraph 2 above has been satisfied.

6. The Board of Managers shall have approved the Construction Budget by no later than 90 days after the date on which the condition precedent set forth in paragraph 2 above has been satisfied.

7. The Company shall have received a commitment(s) for debt financing that is mutually acceptable to the Members by no later than 30 days after the date on which all of the conditions precedent set forth in paragraphs 1 and 2 above have been satisfied.

8. The Company and the Members, as applicable, shall have executed and delivered the following agreements by no later than 90 days after the Effective Date:

(a)	the AEPSC Services Agreement; and

(b)	the Duke Services Agreement.

9. By no later than the date on which all of the conditions precedent set forth in paragraphs 1 and 2 above have been satisfied, a license agreement shall have been executed and delivered, in form and substance mutually acceptable to Duke and AEPSC, granting to the Company a royalty free, nonexclusive, perpetual, non-transferable (except to Duke should it succeed to the assets of the Company upon a dissolution) license to use, for the Initial Project, the intellectual property owned or licensed by AEPSC or its Corporate Affiliates, which shall include trade secrets, operating experience, EHV operating guidelines, power system concepts, measurements and specifications on certain transmission equipment, systems or configurations that (i) is designed to be applied to 765 kV or equivalent EHV transmission; and (ii) is to be used in connection with the Initial Project;

10. By no later than the date on which all of the conditions precedent set forth in paragraphs 1 and 2 above have been satisfied, the Members shall have agreed on the general form and substance of the license agreement described in the second sentence of Section 6.2 of this Agreement, subject to finalization of such form and substance when the intellectual property that is subject to such license agreement has been generally identified.